UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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☐	Soliciting Material Pursuant to §240.14a-12

DELPHI AUTOMOTIVE PLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To our Shareholders:

I am pleased to invite you to the second Annual General Meeting of Shareholders of Delphi Automotive PLC to be held on Thursday, April 25, 2013, at 9:30 a.m., local time, at the Four Seasons Hotel London at Park Lane, Hamilton Place, Park Lane London, England W1J 7DR. The attached Notice of Annual General Meeting of Shareholders and Proxy Statement will serve as your guide to the business to be conducted at the meeting.

On or about March 11, 2013, we will begin mailing to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and Annual Report and how to vote. The Notice will also include details of the Annual Meeting and instructions on how to request a paper copy of the proxy materials.

This year’s proxy statement includes several enhancements in how we present information, especially about our executive compensation policies. We have enhanced the Compensation Discussion and Analysis in order to show how our executives’ pay is linked to performance and to clearly explain our executive compensation philosophy and practices.

Your vote is very important to us and to our business. Prior to the meeting, I encourage you to sign and return your proxy card or use telephone or Internet voting so that your shares will be represented and voted at the meeting.

Thank you for your continued support. We look forward to seeing you on April 25, 2013.

Sincerely,

Rodney O’Neal

Chief Executive Officer and President

Notice of Annual General Meeting of Shareholders

To Be Held Thursday, April 25, 2013

DATE: Thursday, April 25, 2013

TIME: 9:30 a.m., local time

PLACE: Four Seasons Hotel London at Park Lane, Hamilton Place, Park Lane London, England W1J 7DR

PURPOSE OF MEETING: Presenting the Company’s accounts for the fiscal year ended December 31, 2012, together with the auditors’ reports on those accounts, to the shareholders at the Annual Meeting and passing the following resolutions, and to transact such other business as may properly come before the Annual Meeting. Resolutions 1 to 12 will be proposed as ordinary resolutions, and Resolution 13 will be proposed as an advisory non-binding resolution:

ORDINARY RESOLUTIONS

Re-election of Directors

1) THAT Gary L. Cowger be re-elected as a director of the Company.

2) THAT Nicholas M. Donofrio be re-elected as a director of the Company.

3) THAT Mark P. Frissora be re-elected as a director of the Company.

4) THAT Rajiv L. Gupta be re-elected as a director of the Company.

5) THAT John A. Krol be re-elected as a director of the Company.

6) THAT J. Randall MacDonald be re-elected as a director of the Company.

7) THAT Sean O. Mahoney be re-elected as a director of the Company.

8) THAT Rodney O’Neal be re-elected as a director of the Company.

9) THAT Thomas W. Sidlik be re-elected as a director of the Company.

10) THAT Bernd Wiedemann be re-elected as a director of the Company.

11) THAT Lawrence A. Zimmerman be re-elected as a director of the Company.

Auditors

12) THAT Ernst & Young LLP be re-appointed as the auditors of the Company to hold office from the conclusion of this meeting until the conclusion of the Annual Meeting of the Company to be held in 2014, that the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for purposes of United States securities law reporting for the year ending December 31, 2013 be ratified and that the directors be authorized to determine the fees to be paid to the auditors.

ADVISORY NON-BINDING RESOLUTION

Executive Compensation

13) THAT the Company’s shareholders approve, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers as disclosed in the Proxy Statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the “Compensation Discussion and Analysis,” the compensation tables and narrative discussion.

Record Date

You are entitled to vote only if you were a shareholder of Delphi Automotive PLC at the close of business on February 26, 2013. Holders of ordinary shares of Delphi are entitled to one vote for each share held of record on the record date.

Attendance at the Annual Meeting

We hope you will be able to attend the Annual Meeting in person. If you expect to attend, please check the appropriate box on the proxy card when you return your proxy or follow the instructions on your proxy card to vote and confirm your attendance by telephone or Internet.

Where to Find More Information about the Resolutions and Proxies

Further information regarding the business to be conducted and the resolutions is set out in the proxy statement (the “Proxy Statement”) and other proxy materials, which can be accessed by following the instructions on the Notice of Internet Availability that accompanies this Notice.

You are entitled to appoint one or more proxies to attend the Annual Meeting and vote on your behalf. Your proxy does not need to be a shareholder of the Company. Instructions on how to appoint a proxy are set out in the Proxy Statement and on the proxy card.

PLEASE NOTE THAT YOU WILL NEED PROOF

THAT YOU OWN DELPHI SHARES AS OF THE RECORD DATE

TO BE ADMITTED TO THE ANNUAL MEETING

Record shareholder: If your shares are registered directly in your name,

please bring proof of such ownership.

Shares held in street name by a broker or a bank: If your shares are held for your account in the name of a broker, bank or other nominee, please bring a current brokerage statement, letter from your stockbroker or other proof of ownership to the meeting together with a proxy issued in your name if you intend to vote in person at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

David M. Sherbin

Senior Vice President, General Counsel, Secretary

and Chief Compliance Officer

This Notice of Annual Meeting and the Proxy Statement are being distributed or made available on or about March 11, 2013.

DELPHI AUTOMOTIVE PLC

PROXY STATEMENT

FOR

ANNUAL GENERAL MEETING OF SHAREHOLDERS

The Board of Directors of DELPHI AUTOMOTIVE PLC (“Delphi,” the “Company,” or “we”) is soliciting proxies for use at the 2013 Annual General Meeting of Shareholders to be held on Thursday, April 25, 2013 (the “Annual Meeting”), and at any adjournment or postponement of the Annual Meeting. This Proxy Statement and the accompanying form of proxy will first be made available to shareholders who hold ordinary shares of Delphi as of February 26, 2013, the record date for the Annual Meeting, on or about March 11, 2013.

GENERAL INFORMATION

What am I voting on?

You will be voting on the following proposals at our Annual Meeting:

•	to re-elect 11 directors;

•

to re-appoint Ernst & Young LLP as the Company’s auditors, ratify their appointment as independent registered public accounting firm and to authorize the directors to determine the fees to be paid to the auditors;

•	to approve the Company’s executive compensation on an advisory, non-binding basis; and

•	to transact such other business as may properly come before the Annual Meeting.

Presentation of accounts

Under Jersey law, the directors are required to present the accounts of the Company and the reports of the directors and auditors before shareholders at a general meeting. Therefore, the accounts of the Company for the fiscal year ended December 31, 2012 will be presented to the shareholders at the Annual Meeting.

What are the recommendations of the Board?

All shares represented by a properly executed proxy will be voted unless the proxy is revoked and, if a choice is specified, your shares will be voted in accordance with that choice. If no choice is specified but the proxy card is signed, the proxy holders will vote your shares according to the recommendations of the Board, which are included in the discussion of each matter later in this Proxy Statement. The Board recommends that you vote:

FOR the re-election of each of the nominees as directors;

FOR the re-appointment of Ernst & Young LLP as our auditors, ratification as our independent registered public accounting firm and the authorization of the directors to determine the fees to be paid to the auditors; and

FOR the approval of the Company’s executive compensation on an advisory, non-binding basis.

In addition, the proxy holders may vote in their discretion with respect to any other matter that properly comes before the Annual Meeting.

Who is entitled to vote?

For each proposal to be voted on, each shareholder is entitled to one vote for each Ordinary Share owned at that time. At the close of business on February 26, 2013, the record date for the Annual Meeting, 315,437,509 ordinary shares, $0.01 par value (“Ordinary Shares”) were outstanding.

How do I vote by proxy in lieu of attending the Annual Meeting?

If you are a shareholder of record, you may vote by proxy in any of the following ways:

•

By Internet or Telephone — If you have Internet or telephone access, you may authorize the submission of a proxy on your behalf by following the voting instructions in the materials you receive. If you vote by Internet or telephone, you should not return your proxy card.

•

By Mail — You may vote by mail by completing, dating and signing your proxy card and mailing it in the envelope provided. You must sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as officer of a corporation, guardian, executor, trustee or custodian), you must indicate your name and title or capacity.

If you vote over the Internet or by telephone, your vote must be received by 1:00 a.m., Central Time, on April 24, 2013.

You may also vote in person at the Annual Meeting or you may be represented by another person at the Annual Meeting by executing a proxy designating that person.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of shares held in “street name.” The street name holder will provide you with instructions that you must follow in order to have your shares voted.

If you hold your shares in street name and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from the street name holder.

May I change my mind after submitting a proxy?

If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	Written notice to the Corporate Secretary of the Company, care of Delphi Automotive Systems, LLC, 5725 Delphi Drive, Troy, Michigan, 48098;

•	Timely delivery of a valid, later-dated proxy or later-dated vote by Internet or telephone; or

•	Voting in person at the Annual Meeting.

If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contacting your brokerage firm, bank or other holder of record.

What are broker non-votes?

A broker non-vote occurs when the broker that holds your shares in street name is not entitled to vote on a matter without instruction from you and you do not give any instruction. Unless instructed otherwise by you, brokers will not have discretionary authority to vote on any matter other than Resolution 12, which is considered to be “routine” for these purposes. It is important that you cast your vote for your shares to be represented on all matters.

What is the required vote?

To be approved, Resolutions 1 to 12 require a simple majority of the votes cast at the Annual Meeting in favor of each Resolution. If a director does not receive a majority of the votes cast for his re-election, then that director will not be re-elected to the Board, and the Board may fill the vacancy with a different person, or the Board may reduce the number of directors to eliminate the vacancy. A simple majority of the votes cast is also required for Resolution 13 to be considered approved; however, the vote is advisory and is not binding on our Board or the Company. Votes that are withheld with respect to the election of directors and abstentions on the other matters are not counted as votes cast.

What will constitute the quorum for the Annual Meeting?

A quorum will consist of one or more shareholders present in person or by proxy who hold or represent shares of not less than a majority of the total voting rights of all of the shareholders entitled to vote at the Annual Meeting.

How can I attend the Annual Meeting?

If you plan to attend the Annual Meeting, you must present proof that you own Delphi shares to be admitted.

•

Record Shareholders. If you are a record shareholder (a person who owns shares registered directly in his or her name with Computershare, Delphi’s transfer agent) and plan to attend the Annual Meeting, please indicate this when voting, either by marking the attendance box on the proxy card or responding affirmatively when prompted during telephone or Internet voting.

•

Owners of Shares Held in Street Name. Beneficial owners of Delphi ordinary shares held in street name by a broker, bank or other nominee will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or letters from the broker, bank or other nominee are examples of proof of ownership. If your shares are held in street name and you want to vote in person at the Annual Meeting, you must obtain a written proxy from the broker, bank or other nominee holding your shares.

Can I access these proxy materials on the Internet?

This Proxy Statement and our 2012 Annual Report on Form 10-K are available at www.delphi.com.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of printed proxy materials?

The SEC permits companies to furnish proxy materials to shareholders by providing access to these documents over the Internet instead of mailing a printed copy. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders. Shareholders have the ability to access, view and print the proxy materials on a website referred to in the Notice and request a printed set of proxy materials.

Can I get electronic access to the proxy materials if I received printed materials?

If you received a printed copy of our proxy materials, you may choose to receive future proxy materials by email. Choosing to receive your future proxy materials by email will lower our costs of delivery and is beneficial for the environment. If you choose to receive our future proxy materials by email, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it or for so long as the email address provided by you is valid.

Who pays for this proxy solicitation and how much did it cost?

We will pay the cost for soliciting proxies for the Annual Meeting. Delphi will distribute proxy materials and follow-up reminders by mail and electronic means. We have engaged Morrow & Co., LLC (“Morrow”) at 470 West Avenue, Stamford, CT 06902 to assist with the solicitation of proxies. We will pay Morrow an aggregate fee, including reasonable out-of-pocket expenses, of up to $10,000, depending on the level of services actually provided. Certain Delphi employees, officers, and directors may also solicit proxies by mail, telephone, or personal visits. They will not receive any additional compensation for their services.

We will reimburse brokers, banks, and other nominees for their expenses in forwarding proxy materials to beneficial owners.

How can I obtain the Company’s corporate governance information?

The following documents are posted on Delphi’s website at www.delphi.com/investors, under “Corporate Governance.”

•	Memorandum and Articles of Association

•	Corporate Governance Guidelines

•	Board Committee Charters

•	Code of Ethical Business Conduct

Where can I find voting results for this Annual Meeting?

The voting results will be published in a current report on Form 8-K, which will be filed with the SEC no later than four business days after the Annual Meeting. The voting results will also be published on our website at www.delphi.com at the same time.

HISTORY OF DELPHI AND SECOND ANNUAL GENERAL MEETING

Our History and Structure

This will be our second annual general meeting of shareholders as a publicly held company following our November 2011 initial public offering. Prior to November 2011, we were organized as Delphi Automotive LLP, a limited liability partnership under the laws of England and Wales, which was formed in August 2009 for the purpose of acquiring certain assets and subsidiaries of Delphi Corporation (the “Predecessor”), which had filed for bankruptcy protection.

In May 2011, Delphi Automotive PLC, a Jersey public limited company, was formed. At the time of its initial public offering in November 2011, it acquired all of the outstanding membership interests of Delphi Automotive LLP from its existing equity holders in exchange for ordinary shares of Delphi Automotive PLC and, as a result, Delphi Automotive LLP became a wholly-owned subsidiary of Delphi Automotive PLC. The Board of Managers then became the Board of Directors of the Company. For purposes of this Proxy Statement, references to the Board of Directors will also include actions taken by the Board of Managers, as the context may require.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

During 2012, the Board held seven in person or telephonic regular meetings. Attendance at all Board and Committee meetings exceeded 95% and all of our directors attended at least 75% of the Board and Committee meetings on which the member sits.

Our Board currently has five committees, as described below. Each committee has a separate written charter that is available on Delphi’s website at www.delphi.com. Click on the tab “About Delphi” and then the caption “Corporate Governance” under the heading “Investor Relations.”

The Board believes that a substantial majority of its members should be independent, non-employee directors. Only one member of the Board, Rodney O’Neal, who serves as our Chief Executive Officer and President, is an employee of Delphi. The non-employee directors of the Company are John A. Krol, Gary L. Cowger, Nicholas M. Donofrio, Mark P. Frissora, Rajiv L. Gupta, J. Randall MacDonald, Sean O. Mahoney, Michael McNamara, Thomas W. Sidlik, Bernd Wiedemann and Lawrence A. Zimmerman. The Board has determined that all of its non-employee directors and all director nominees, other than Mr. O’Neal, meet the requirements for independence under the New York Stock Exchange (“NYSE”) listing standards and the rules required for Audit Committee members by the SEC. Furthermore, the Board limits membership on the Audit, Compensation and Human Resources, and Nominating and Governance Committees to independent directors.

Audit Committee

The Audit Committee currently consists of Messrs. Zimmerman (Chair), Cowger, Mahoney, Sidlik and Wiedemann, each of whom is independent. Each of these directors is financially literate, and the Board has determined that Mr. Zimmerman meets the qualifications of the audit committee financial expert as defined under the Securities Exchange Act of 1934, as amended. Mr. Zimmerman serves as the Chair of the audit committees of three additional public companies, and the Board has determined that such simultaneous service will not impair Mr. Zimmerman’s ability to effectively serve on Delphi’s Audit Committee. The Audit Committee is responsible for oversight of the adequacy of our internal accounting and financial controls and the accounting principles and auditing practices and procedures to be employed in preparation and review of our financial statements. The Audit Committee is also responsible for the engagement of the registered independent public accounting firm and the review of the scope of the audit to be undertaken by the registered independent public accounting firm. The Audit Committee met ten times during the year ended December 31, 2012.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee (the “Compensation Committee”) currently consists of Messrs. Gupta (Chair), Krol, MacDonald and McNamara, each of whom is independent. The Compensation Committee reviews and recommends to the Board policies, practices and procedures relating to the compensation of the Chief Executive Officer (“CEO”) and other officers. The Compensation Committee met seven times during the year ended December 31, 2012.

Finance Committee

The Finance Committee currently consists of Messrs. Zimmerman (Chair), Donofrio, Frissora and Mahoney. The Finance Committee is responsible for oversight of corporate finance matters, including capital structure, financing transactions, acquisitions and divestitures, share repurchase and dividend programs, employee retirement plans, interest rate policies, commodity and currency hedging, annual business plan development and such other topics as the Board may deem appropriate. The Finance Committee met six times during the year ended December 31, 2012.

Innovation and Technology Committee

The Innovation and Technology Committee currently consists of Messrs. Donofrio (Chair), Cowger, Sidlik and Wiedemann. The Innovation and Technology Committee is responsible for assisting the Board in its oversight responsibilities relating to research and development, technological innovation and strategy. The Innovation and Technology Committee met four times during the year ended December 31, 2012.

Nominating and Governance Committee

The Nominating and Governance Committee (the “Governance Committee”) currently consists of Messrs. Krol (Chair), Frissora, MacDonald and McNamara, each of whom is independent. The Governance Committee reviews and, as it deems appropriate, recommends to the Board policies and procedures relating to director and board committee nominations, corporate governance policies and has responsibility for the oversight of the Company’s environmental, health and safety management programs. The Governance Committee met seven times during the year ended December 31, 2012.

BOARD PRACTICES

In order to help our shareholders better understand our Board practices, we are including the following description of current practices. The Governance Committee periodically reviews these practices.

Size of the Board

The Board currently consists of the 12 directors named above. Mr. McNamara will be departing the Board of Directors after the Annual General Meeting. Following the Annual General Meeting, assuming all nominated directors are re-elected, the Board will consist of 11 directors. Our Memorandum and Articles of Association provides that our Board must consist of a minimum of two directors. The exact number of members on our Board will be determined from time to time by our full Board.

Leadership Structure

The Board believes it is important to retain flexibility to allocate the responsibilities of the offices of the Chairman and CEO in a manner that is in the best interests of the Company. Currently, the Board believes it is in the best interests of the Company to separate the positions of CEO and Chairman and to have a Non-Executive Chairman. John A. Krol has served in this role since 2009. It is expected that Mr. Krol will continue to serve as the Non-Executive Chairman, contingent upon re-election to the Board. The Board believes this leadership structure affords the Company an effective combination of internal and external experience, continuity and independence, which will serve the Board and the Company well.

Evaluation of Board Performance

The Governance Committee coordinates an annual evaluation process by which the directors evaluate the Board’s and its Committees’ performance and procedures. This self-evaluation leads to a full Board discussion of the results. Each Committee of the Board also conducts an annual evaluation of its performance and procedures.

Director Retirement

Our Corporate Governance Guidelines provide that the retirement age for directors is 75, unless waived by the Board. No Director who is or would be over 75 at the expiration of his current term may be nominated to a new term, unless the Board waives the retirement age for a specific Director. Once granted, such waiver must be renewed annually. The Board carefully considered the application of this policy with respect to Mr. Krol, who is 76. Based upon the leadership he provides as Chairman of the Board, the Board authorized a waiver of the retirement age to allow Mr. Krol to serve one additional year.

Our Corporate Governance Guidelines also provide that non-employee directors who significantly change their primary employment during their tenure as Board members must offer to tender their resignation to the Governance Committee. The Governance Committee will evaluate the continued appropriateness of Board membership under the new circumstances and make a recommendation to the Board as to any action to be taken with respect to such offer.

Nomination of Directors

The Governance Committee recommends individuals for membership on the Board. In making its recommendations, the Governance Committee considers an individual’s independence based on NYSE independence requirements and the criteria determined by the Board.

The Governance Committee considers not only a candidate’s qualities, performance and professional responsibilities, but also the composition of the Board and the challenges and needs of the Board at that time. The Board as a whole is constituted to be strong in its collective knowledge and diversity of accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance and global markets.

The culture of the Board enables the Board to operate quickly and effectively in making key decisions. Board meetings are conducted in an environment of trust, confidentiality, open dialogue, mutual respect and constructive commentary.

The Governance Committee views diversity in its broadest sense, which includes education, ethnicity, experience, gender and leadership qualities. The Governance Committee will use the same process and criteria for evaluating all nominees, regardless of who submits the nominee for consideration.

Directors are encouraged to submit the name of any candidate whom they believe to be qualified to serve on the Board, together with background information on the candidate, to the Chair of the Governance Committee. In accordance with procedures set forth in our Memorandum and Articles of Association, shareholders holding at least one-tenth of the ordinary shares outstanding and who have the right to vote at general meetings of the Company may propose, and the Governance Committee will consider, nominees for election to the Board at the next annual general meeting by giving timely written notice to the Corporate Secretary, which must be received at our principal executive offices no later than the close of business on March 5, 2014 and no earlier than November 25, 2013. The notice periods may change in accordance with the procedures set out in our Memorandum and Articles of Association. Any such notice must include the name of the nominee, a biographical sketch and resume, contact information and such other background materials as the Governance Committee may request.

Executive Sessions

Independent directors meet together as a group during each Board meeting, without the CEO or any other employees in attendance. The Non-Executive Chairman presides over each executive session of the Board. Each Committee also has an executive session at which Committee members meet without the CEO or any other employees in attendance.

Board’s Role in Risk Oversight

The Board takes an active role in risk oversight related to the Company both as a full Board and through its Committees. While the Company’s management is responsible for day-to-day management of the various risks facing the Company, the Board is responsible for monitoring management’s actions and decisions. The Board, as apprised by the Audit Committee, determines that appropriate risk management and mitigation procedures are in place and that senior management takes the appropriate steps to manage all major risks.

Attendance at Shareholder Meetings

The Board does not have a formal policy regarding director attendance at shareholder meetings. However, all directors are expected to attend. All directors attended the Annual General Meeting in 2012.

Stock Ownership Guidelines

The Board believes that directors should hold meaningful equity ownership positions in the Company and sets appropriate equity holding requirements. In order to align the interests of the directors with the interests of shareholders, the Board established equity holding requirements for our non-employee directors. The holding requirement for each non-employee director is five times the value of his designated annual cash retainer (at least $500,000, based upon the current cash retainer). Each new director will have up to five full years from his or her date of appointment to fulfill this holding requirement. Current directors are required to hold a minimum of $750,000 in equity until December 31, 2013 and a minimum of $500,000 in equity thereafter. All non-employee directors hold in excess of this minimum shareholding requirement.

Governance Principles

The Board maintains a formal statement of Corporate Governance Guidelines, which sets forth the corporate governance practices for Delphi. The Corporate Governance Guidelines are available on our website at www.delphi.com. Click on the tab “About Delphi” and then the caption “Corporate Governance” under the heading “Investor Relations.”

Code of Ethical Business Conduct

Delphi has adopted a Code of Ethical Business Conduct, which applies to all employees and directors, including the principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The Code of Ethical Business Conduct is available on Delphi’s website at www.delphi.com. Click on the tab “About Delphi” and then the caption “Code of Ethical Business Conduct” under the heading “Social Responsibility.” Copies of our Code of Ethical Business Conduct are also available to any shareholder who submits a request to the Corporate Secretary at the mailing address above. We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K by posting on our website any amendments to, or waivers from, a provision of our Code of Ethical Business Conduct that applies to our directors or officers.

Communications with the Board of Directors

Any interested parties who desire to communicate with the Board or any individual member of the Board may do so by sending a letter addressed to the director or directors in care of the Corporate Secretary at Delphi Automotive PLC, c/o Delphi Automotive Systems, LLC, 5725 Delphi Drive, Troy, Michigan 48098. All correspondence, other than items such as junk mail that are unrelated to a director’s duties and responsibilities as a Board member, will be forwarded to the appropriate director or directors.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We, or one of our subsidiaries, may occasionally enter into transactions with a “related party.” Related parties include our executive officers, directors, nominees for director, 5% or more beneficial owners of our ordinary shares, and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related party has a direct or indirect material interest as a “related party transaction.” Each related party transaction must be promptly disclosed to our general counsel, who will then assess and communicate the information to the Governance Committee for its approval in accordance with our written Related Party Transaction Policy. The Governance Committee will generally not approve or ratify a related party transaction unless it has determined that, upon consideration of all relevant information, the related party transaction is in, or not inconsistent with, the best interests of the Company and its shareholders. If we become aware of an existing related person transaction that has not been pre-approved under our Related Party Transaction Policy, the transaction will be referred to the Governance Committee, which will evaluate all options available, including ratification, revision or termination of such transaction. On at least an annual basis, the Governance Committee will review previously approved related person transactions to determine whether such transactions should continue.

Our Related Party Transaction Policy provides that the following types of transactions are deemed not to create or involve a material interest on the part of the related party and will not be reviewed, or require approval or ratification:

•	Transactions including the purchase or sale of products or services in the ordinary course of business, not exceeding $120,000.

•	Transactions in which the related party’s interest derives solely from his or her service as a director of another corporation or organization that is a party to the transaction.

•

Transactions in which the related party’s interest derives solely from his or her ownership of less than 10% of the equity interest in another person (other than a general partnership interest) which is a party to the transaction.

•

Transactions in which the related party’s interest derives solely from his or her ownership of a class of equity securities of the Company and all holders of that class of equity securities received the same benefit on a pro rata basis.

•

Transactions in which the related party’s interest derives solely from his or her service as a director, trustee or officer (or similar position) of a not-for-profit organization or charity that receives donations from the Company, which donations are made in accordance with the Company’s matching program that is available on the same terms to all employees of the Company.

•	Compensation arrangements of any officer, other than an individual who is an immediate family member of a related party, if such arrangements have been approved by the Compensation Committee.

•	Director compensation arrangements, if such arrangements have been approved by the Board or the Governance and/or Compensation Committee.

Registration Rights Agreement

During 2012, we were party to a registration rights agreement (the “Registration Rights Agreement”), dated November 22, 2011, with our shareholders that received ordinary shares of the Company in exchange for their interests in Delphi Automotive LLP in connection with our initial public offering. The ordinary shares were issued to such holders in a private placement and thereafter became subject to restrictions on resale under the Securities Act of 1933. The Registration Rights Agreement provided for certain demand registration rights, shelf registration rights and piggyback registration rights, in each case upon expiration of the applicable lock-up periods, that were applicable until the shares ceased to be subject to transfer restrictions under Rule 144. In connection with the Registration Rights Agreement, in 2012 Delphi filed shelf registration statements on Form S-1 relating to the resale by selling shareholders of up to an aggregate of 301,567,586 ordinary shares at prevailing market prices or at privately negotiated prices. As of December 31, 2012, there were no remaining registrable securities under the Registration Rights Agreement.

ELECTION OF DIRECTORS (RESOLUTIONS 1 TO 11)

All of our current directors, other than Mr. McNamara, are nominated for one-year terms expiring in 2014. The Board has been informed that each nominee is willing to serve as a director. If a director does not receive a majority of the vote for his re-election, then that director will not be re-elected to the Board, and the Board may fill the vacancy with a different person, or the Board may reduce the number of directors to eliminate the vacancy. Each member of our Board was a member of Delphi Automotive LLP’s Board of Managers immediately prior to the Company’s initial public offering, and information below as to each member’s tenure on our Board also reflects their tenure on Delphi Automotive LLP’s Board.

The Board believes that the combination of the various qualifications, skills and experiences of the director nominees would contribute to an effective and well-functioning Board. The Board and the Governance Committee believe that, individually and as a whole, the directors possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management.

Included in each Director nominee’s biography below is an assessment of his specific qualifications, attributes, skills and experience.

Gary L. Cowger, age 65, has been a Director since November 2009. He retired as Group Vice President of Global Manufacturing and Labor Relations for General Motors in December 2009, a position which he held since April 2005. Mr. Cowger began his career with GM in 1965 and held a range of senior leadership positions in business and operations in several countries, including President of GM North America, Chairman and Managing Director, Opel, AG, and President of GM de Mexico. In 2006, he was elected to the National Academy of Engineering and currently serves as Co-Chair of the Martin Luther King Memorial Foundation’s executive Leadership Cabinet. He is Chairman of the Board of Trustees of Kettering University and on the Board of Trustees of the Center for Creative Studies. Through his extensive experience in the automotive industry across global markets, Mr. Cowger provides industry and operational expertise and strengthens the Board’s global perspective.

Nicholas M. Donofrio, age 67, has been a Director since December 2009. He retired as Executive Vice President, Innovation & Technology at IBM in October 2008. Mr. Donofrio began his career at IBM in 1964, and worked there for more than 40 years in various positions of increasing responsibility, including Division

Director; Divisional Vice President for Advanced Workstations; General Manager, Large Scale Computing Division; and Senior Vice President, Technology & Manufacturing. Mr. Donofrio earned a B.S. from Rensselaer Polytechnic Institute and holds a Master’s degree from Syracuse University. Mr. Donofrio brings to the Board executive management skills, a global perspective and significant technological expertise.

Other Directorships: Advanced Micro Devices, Inc. and Bank of New York Mellon Corporation

Mark P. Frissora, age 57, has been a Director since December 2009. He is Chairman and CEO of Hertz Global Holdings, Inc. Prior to joining Hertz in 2006, Mr. Frissora served as Chairman and CEO of Tenneco, Inc. from 2000. Mr. Frissora previously served for five years as a Vice President at Aeroquip-Vickers Corporation. From 1987 to 1991, he held various management positions at Philips N.V., including Director of Marketing and Director of Sales. Prior to Philips, he worked for ten years at General Electric Co. in brand management, marketing and sales. Mr. Frissora holds a B.A. degree from The Ohio State University and has completed advanced studies at both the University of Pennsylvania’s Wharton School and the Thunderbird International School of Management. Mr. Frissora contributes expertise in automotive operations, product development, marketing and sales. As the Chairman and CEO of a global public company, Mr. Frissora also contributes leadership and strategic and financial management skills.

Other Directorships: Walgreen Co., Hertz Global Holdings and NCR Corporation (2002-2009)

Rajiv L. Gupta, age 67, has been a Director since November 2009. He is former Chairman and CEO of Rohm and Haas Company, a position he held from October 1999 to March 2009. Mr. Gupta began his career at Rohm and Haas in 1971 and served in a broad range of global operations and financial leadership roles. Mr. Gupta received a B.S. in Mechanical Engineering from the Indian Institute of Technology, a M.S. in Operations Research from Cornell University and an MBA in Finance from Drexel University. Mr. Gupta’s educational and professional experience, including as Chairman and CEO of a global public company and other board assignments, enable him to contribute his expertise in corporate leadership, strategic analysis, operations, finance and executive compensation matters.

Other Directorships: Hewlett Packard, Tyco International Ltd. and The Vanguard Group, Inc.

John A. Krol, age 76, has been a Director and Chairman of the Board since October 2009. He is the former Chairman and Chief Executive Officer of E.I. du Pont de Nemours & Company. Following four years of service in the U.S. Navy, he joined Du Pont as a chemist and, following sales, marketing, manufacturing, and senior business management positions, was appointed Vice Chairman in 1992, CEO in 1995, then Chairman and CEO, retiring in December 1998. Subsequently, he has served on numerous corporate boards, including J.P. Morgan, MeadWestvaco, Milliken Company, and advisory boards of Bechtel Corporation and Teijin Ltd. Mr. Krol received B.S. and M.S. degrees in chemistry from Tufts University. Mr. Krol’s wide-ranging leadership experience, including as Chairman and CEO of a global public company and numerous board and chairman assignments, brings to the Board extensive expertise in corporate governance, as well as significant operational and strategic expertise, financial management and strategic development.

Other Directorships: Tyco International Ltd. and ACE, Ltd.

J. Randall MacDonald, age 64, has been a Director since November 2009. He is Senior Vice President, Human Resources at IBM. From 1983 to 2000, prior to joining IBM, Mr. MacDonald held a variety of senior positions at GTE, including Executive Vice President, Human Resources and Administration. He also has held senior leadership assignments at Ingersoll-Rand Company, Inc. and Sterling Drug. He earned both undergraduate and graduate degrees from St. Francis University. Through Mr. MacDonald’s many years of senior leadership in the field, he is able to provide expertise in global human resources management, compensation practices and leadership assessment and development.

Other Directorships: Covance, Inc. (1997-2008)

Sean O. Mahoney, age 50, has been a Director since November 2009. He is a private investor with over two decades of experience in investment banking and finance. Mr. Mahoney spent 17 years in investment banking at Goldman, Sachs & Co., where he was a partner and head of the Financial Sponsors Group, followed by four years at Deutsche Bank Securities, where he served as Vice Chairman, Global Banking. During his banking career, Mr. Mahoney acted as an advisor to companies across a broad range of industries and product areas. He earned his undergraduate degree from the University of Chicago and his graduate degree from Oxford University, where he was a Rhodes Scholar. Through his experience in investment banking and finance, Mr. Mahoney provides the Board with expertise in financial and business strategy, capital markets, financing and mergers and acquisitions.

Other Directorships: Post-bankruptcy Board of Lehman Brothers Holdings Inc.

Rodney O’Neal, age 59, has been a Director since May 2011. He is president and CEO of Delphi. He was named president and CEO in October 2009. Mr. O’Neal was president and CEO of the former Delphi Corporation from January 2007. He was president and chief operating officer (COO) of Old Delphi from January 1, 2005. Prior to the president and COO position, Mr. O’Neal served as president of Old Delphi’s former Dynamics, Propulsion and Thermal sector from January 2003 and as executive vice president and president of Old Delphi’s former Safety, Thermal and Electrical Architecture sector from January 2000. Previously, he served as vice president and president of Delphi Interior Systems since November 1998 and general manager of the former Delphi Interior & Lighting Systems since May 1997. Mr. O’Neal earned a B.S. from Kettering University and a Master’s Degree from Stanford University. Through his 40 years of experience at Delphi and its predecessor companies, Mr. O’Neal brings extensive strategic, financial, management and industry expertise and a comprehensive understanding of Delphi’s business and operations.

Other Directorships: Sprint Nextel Corporation and Goodyear Tire & Rubber Company (2004-2012)

Thomas W. Sidlik, age 63, has been a Director since December 2009. In 2007, he retired from the DaimlerChrysler AG Board of Management in Germany after a 34 year career in the automotive industry. He previously served as Chairman and CEO of Chrysler Financial Corporation, Chairman of the Michigan Minority Business Development Council, and Vice-Chairman of the National Minority Supplier Development Council. He serves on the Board of Eastern Michigan University, where he has been Vice-Chairman and Chairman of the Board. He received a B.S. from New York University and an MBA from the University of Chicago. Mr. Sidlik’s experience on the board of a global automaker provides the Board with significant industry, management and strategic expertise, as well as his comprehensive understanding of the issues of diversity in the corporate environment.

Bernd Wiedemann, age 70, has been a Director since April 2010. He is Senior Advisor at IAV GmbH, a leading provider of engineering services to the automotive industry based in Germany. Mr. Wiedemann joined IAV after retiring from Volkswagen AG and is former Chief Executive Officer, Volkswagen Commercial Vehicles and Truck Division in Wolfsburg, Germany. A 37-year employee of Volkswagen, Mr. Wiedemann held senior executive positions including Executive Vice President, Volkswagen, South America (1994-1995); Executive Vice President, Autolatina (1992-1994) and Director, Passenger Car and Commercial Vehicle Development (1989-1992). Mr. Wiedemann received a Master’s degree from the Hannover Technical University, a doctorate from Brandenburg Technical University and is a professor at the Berlin Institute of Technology. Mr. Wiedemann’s extensive engineering expertise and his global OEM management experience enable him to provide engineering, product development, industry and leadership expertise to the Board.

Lawrence A. Zimmerman, age 70, has been a Director since November 2009. He is the former Vice Chairman and Chief Financial Officer of Xerox Corporation, a position he held from June 2002 until April 2011. He joined Xerox as CFO in 2002 after retiring from IBM. A 31-year employee of IBM, Mr. Zimmerman held senior executive positions, including Vice President of Finance for IBM’s Europe, Middle East and Africa operations, and Corporate Controller. Mr. Zimmerman received a B.S. in finance from New York University in 1965 and an MBA from Adelphi University in 1967. Mr. Zimmerman brings to the Board significant experience leading the finance organization of a large global company, and contributes financial, risk management and strategy expertise.

Other Directorships: Brunswick Corporation, Computer Sciences Corporation, Flextronics Inc. and Stanley Black & Decker, Inc. (2005-2011)

The Board of Directors recommends a vote “FOR” each of the 11 director nominees named above. If you complete the enclosed proxy card, unless you direct to the contrary on that card, the shares represented by that proxy will be voted FOR the election of all 11 nominees.

NON-EMPLOYEE DIRECTOR COMPENSATION

Board Compensation

Our directors (other than Mr. O’Neal, who is compensated as an officer of the Company and does not receive additional compensation for his services as member of the Board) receive the following annual compensation, 40% of which is paid in cash and 60% of which is delivered in the form of time-based restricted stock units. Each director may elect, on an annual basis, to receive 50% or 100% of his cash retainer in restricted stock units. The Chairman of the Board receives $500,000 annually, and all other directors receive $250,000 annually. Additionally, chairs of our board committees receive the following additional annual compensation:

Committee	Additional Annual Compensation
Audit Committee/Finance Committee (1)	$25,000
Compensation Committee	20,000
Innovation and Technology Committee	10,000
Governance Committee (2)	10,000

(1)	The compensation is for the aggregate responsibilities of Mr. Zimmerman, who serves as the chair of both the Audit Committee and the Finance Committee.

(2)	Mr. Krol is currently the chair of the Governance Committee. As he receives compensation for his position as Chairman of the Board, he does not receive an additional fee for his service as the committee chair.

An annual grant of restricted stock units is made on the day of the Annual Meeting and vests on the day before the next Annual Meeting. Cash compensation is paid at the end of each fiscal quarter. Any director who joins the Board, other than in connection with the Annual Meeting, will receive prorated cash compensation and a prorated grant of restricted stock units based on the date the director joins the Board and the date prior to the next annual meeting. The restricted stock units will vest on the day before the next Annual Meeting.

The table below shows 2012 cash and equity compensation for each member of the Board.

2012 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Gary L. Cowger	$100,000	$150,021	$250,021
Nicholas M. Donofrio	104,000	156,022	260,022
Mark P. Frissora	100,000	150,021	250,021
Rajiv L. Gupta	108,000	162,023	270,023
John A. Krol	200,000	300,014	500,014
J. Randall MacDonald	100,000	150,021	250,021
Sean O. Mahoney	58,333	150,021	208,354
Michael McNamara	100,000	150,021	250,021
Thomas W. Sidlik	100,000	150,021	250,021
Bernd Wiedemann	100,000	150,021	250,021
Lawrence A. Zimmerman	110,000	165,009	275,009

(1)	Reflects the grant date fair value of the equity awards granted to directors on June 14, 2012. As of December 31, 2012, these awards are unvested; they will vest in full on April 24, 2013. The values as set forth in the table were determined in accordance with FASB ASC Topic 718. The grant date for accounting purposes is June 14, 2012. For assumptions used in determining the fair value of the awards, see Note 19. Share-Based Compensation to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. The year-end restricted stock unit balances for our directors are:

Name	Unvested Restricted Stock Units 12/31/2012
Gary L. Cowger	5,275
Nicholas M. Donofrio	5,486
Mark P. Frissora	5,275
Rajiv L. Gupta	5,697
John A. Krol	10,549
J. Randall MacDonald	5,275
Sean O. Mahoney	5,275
Michael McNamara	5,275
Thomas W. Sidlik	5,275
Bernd Wiedemann	5,275
Lawrence A. Zimmerman	5,802

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Compensation Committee, composed entirely of independent directors, is responsible to the Board for executive compensation at Delphi. The Compensation Committee, in consultation with management and its independent outside advisor, sets the principles guiding the Company’s compensation philosophy, reviews and approves executive compensation for executive officers (including cash compensation, equity incentives, benefits and perquisites) and reports its actions to the Board for review and, as necessary, approval.

In this section, we describe the material components of our executive compensation programs for the “named executive officers” or “NEOs”, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions, including 2012 Company performance. For fiscal year 2012, the NEOs were:

•	Rodney O’Neal, our Chief Executive Officer and President;
•	Kevin P. Clark, our Executive Vice President and Chief Financial Officer;
•	James A. Spencer, our Executive Vice President of Operations;
•	Jeffrey J. Owens, our Executive Vice President and Chief Technology Officer; and
•	James A. Bertrand, our Senior Vice President and President, Thermal Systems.

Our executive compensation program is designed to attract, retain and, most importantly, motivate execution of our business plan, which seeks to balance achievement of stretch near-term results with building shareholder value through long-term investments and sustained execution. Our focus on pay-for-performance and corporate governance ensures alignment with the interests of shareholders, as highlighted below:

ALIGNMENT OF STAKEHOLDERS

Pay for Performance	Corporate Governance
We target executive compensation at peer group median and deliver compensation above or below this level when warranted by performance.	We devote significant time to leadership development efforts.

Over 85% of total compensation for the CEO is performance-based and 67% is granted in equity.	We meet at least annually with many of our major shareholders.

Over 75% of total compensation for NEOs other than the CEO is performance-based and 51% is granted in equity.	We utilize an independent compensation consultant.

We use a rigorous goal setting process with multiple levels of review.	We disclose our performance metrics.

100% of the NEO annual incentive compensation is tied solely to Delphi’s consolidated financial performance.	We maintain share ownership guidelines for our NEOs and directors.

75% of the NEOs’ long-term incentive compensation is performance-contingent and only delivers value if financial and relative total shareholder value targets are met, thus contributing to long-term corporate financial health and company value. The value of the remaining 25% of NEOs’ long-term incentive compensation is in the form of time-based RSUs and fluctuates with stock price.	We do not have compensation programs that encourage imprudent risk .

Pay for Performance	Corporate Governance

We review and validate our pay-for-performance relationship on an annual basis.	We maintain clawback and anti-hedging policies.

We provide no perquisites or special or supplemental health benefits to our NEOs.	Annual dilution associated with equity awards was well below our typical peer industries in 2012.

Our non-qualified, supplemental pension plan is a modified and reduced version of a predecessor plan which was frozen in 2008 (no new benefits and no new participants).	There are no tax gross-ups or tax assistance on perquisites and no re-pricing of underwater stock options without shareholder approval We maintain a market-aligned severance program with reasonable post-employment provisions.
We do not have individual change in control agreements

2012 Company Performance Highlights

During 2012, Delphi continued execution of its long-term plan of driving operating efficiency in a dynamic global market. Despite macro-economic headwinds (e.g. customer volume, foreign exchange and commodity pricing), which impacted annual revenue, we were able to deliver significant shareholder value, as shown below:

(1)

“EBITDA” is defined as net income (loss) before depreciation and amortization (including long-lived asset and goodwill impairment), interest expense, other income (expense), income tax expense and equity income (loss) net of tax. “Adjusted EBITDA” is defined as net income (loss) before depreciation and amortization (including long-lived asset and goodwill impairment), interest expense, other income (expense), income tax expense, equity income (loss) net of tax, restructuring and acquisition-related costs.

“CFBF” is cash flow before financing, which is defined as cash provided by (used in) operating activities plus cash provided by (used in) investing activities (adjusted for maturities of time deposits, costs associated with the initial public offering and costs of the MVL acquisition). EBITDA, Adjusted EBITDA, EBITDA Margin, Adjusted EBITDA Margin and CFBF are used throughout this CD&A and are non-GAAP financial measures. Please see Appendix A to this proxy statement for a reconciliation of these numbers to U.S. GAAP financial measures.

In addition to the financial performance shown above, we accomplished the following in 2012:

•	Completed the acquisition of MVL to strengthen our market position and global presence in the connector business
•	Were selected to become a member company of the S&P 500 index

2012 Compensation: What’s New in 2012?

Delphi filed its first proxy statement in 2012. At our 2012 Annual General Meeting of Shareholders, approximately 98% of votes cast supported our executive compensation program. Management and the Compensation Committee reviewed our shareholders’ affirmative 2012 Say-on-Pay vote and believe it to be a strong show of support for Delphi’s executive compensation program. Moreover, during 2012, we met with nearly half of our top institutional investors, who hold more than 60% of our outstanding shares. During these meetings, no executive compensation-related issues or concerns were raised. During 2012 we:

•

Granted our first incentive equity award under the Long Term Incentive Plan. The officer awards (including the NEOs), granted in February 2012, consisted of 75% restricted stock units (“RSUs”) contingent on three-year Company performance (based on performance metrics described below) and 25% time-based RSUs that vest over a period of three years.

•	Ensured leadership stability and company performance momentum by implementing continuity awards for key NEOs:
•	Mr. O’Neal received a cash continuity award of $500,000 per year for three years (2013 – 15).
•	Mr. Spencer and Mr. Owens received $1,000,000 continuity awards denominated in time-based RSUs. Such awards are contingent upon their continued service through 2014.
•	Mr. Clark was awarded continuity payments of $600,000 in 2012 and $500,000 in 2013, 2014 and 2015.
•

Re-mixed the weighting of Annual Incentive Plan metrics to 50% EBITDA, 40% CFBF and 10% Revenue Growth (Bookings) from 70% EBITDA, 20% CFBF and 10% Revenue Growth (Bookings) to highlight the importance of cash generation to better balance the focus between profit and cash flow.

•

Shifted target CEO pay mix to provide increased focus on long-term company performance. Mr. O’Neal’s target annual incentive was reduced from 181% to 150% of base salary and his long-term incentive target was approved at $6,000,000.

•	Adopted an annual non-binding Say-on-Pay advisory shareholder vote.

2012 Compensation Decisions

We believe that in order to increase shareholder value, our compensation plans and structure must: have a majority of direct pay be “performance-based” (i.e., pay where the value is not guaranteed); link performance-based pay to financial goals that are directly aligned with business strategy; link performance-based pay to stock price performance through use of a total shareholder return metric; and align with compensation-related governance best practice. As such, the Compensation Committee made the following decisions in 2012:

•	Adjusted the base pay of new presidents who were appointed in late 2011 and early 2012.
•

Approved a payout of the 2012 Annual Incentive Plan at an enterprise consolidated basis of 83% of target, as results were below the stretch targets established under the plan. The Compensation Committee sets financial performance metrics for our annual incentive plans at stretch levels to drive superior financial and stock price performance.

•

Approved payout of the Value Creation Plan (“VCP”) at approximately 231% of target. Prior to our initial public offering, the Compensation Committee designed the VCP, a one-time, 39-month cliff vested award, to make a significant portion of executive compensation contingent upon company value creation (plus certain distributions). Payout of the VCP was market-based and tied directly to value creation for Delphi’s shareholders.

Compensation Philosophy and Strategy – How Do We Pay Executives?

General Philosophy in Establishing and Making Pay Decisions. It is important that we ensure that our compensation programs encourage executives to make sound decisions that drive long-term value creation. The Compensation Committee utilizes a combination of fixed and variable pay elements in our compensation structure in order to achieve the following objectives:

•	Support Delphi’s overall business strategy and results as they relate to long-term value creation;
•	Pay for performance by linking incentive compensation to defined short- and long-term performance goals;
•	Attract and retain key executives by providing competitive total compensation opportunities; and
•	Align executive and investor interests by establishing market and investor-relevant metrics which drive and enable shareholder value.

Peer Group Analysis. Benchmarking is an integral aspect of our compensation system. To attract and retain our key executives, our goal is to provide compensation opportunities at competitive market rates. Our intent is to create a compensation structure that targets the median of our selected peer companies, but also allows total compensation to exceed the median when our performance and individual experience, responsibilities and performance warrant.

A key element of this process is selecting a relevant peer group against which we compare our elements of pay. The Compensation Committee reviews and determines the composition of our peer group on an annual basis, taking into consideration input from its independent compensation consultant. Delphi’s 2012 peer group was made up of the following 18 companies, whose aggregate profile was comparable to Delphi in terms of size, industry, competition for executive talent and financial performance.

AutoLiv Inc.	Emerson Electric Co.	Lear Corporation
BorgWarner Inc.	Genuine Parts Company	Navistar International Corporation
Cummins Inc.	The Goodyear Tire & Rubber Co.	PACCAR Inc.
Danaher Corporation	Illinois Tool Works, Inc.	Parker-Hannifin Corporation
Dover Corporation	Ingersoll-Rand plc	Textron Inc.
Eaton Corporation	Johnson Controls, Inc.	TRW Automotive Holdings Corp

Total target direct compensation for all officers, including the NEOs, in 2012 was approximated at median (50th percentile) of the peer group. In addition to considering each executive’s roles and responsibilities and experience in position within Delphi, we monitor our compensation structure in relation to our peer group annually to ensure that target total direct compensation for our NEOs is appropriate, considering our peer companies in terms of both size and overall company performance.

Role of the Compensation Committee and Use of Outside Consultants. The scope of the work done by consultants for the Compensation Committee includes analyses and recommendations that inform the Compensation Committee’s decisions, preparing and evaluating market data and competitive position benchmarking, assisting in the design and development of Delphi’s executive compensation programs, providing updates on market trends and the regulatory environment as they relate to executive compensation, reviewing various management proposals presented to the Compensation Committee related to executive compensation, and working with the Compensation Committee to validate and strengthen the pay for performance relationship and alignment with shareholders.

Radford, an Aon Hewitt Consulting Company, was retained by the Compensation Committee from November 2009 through late 2012 to provide advice on executive compensation matters. Radford did not perform any other work for Delphi. In 2012, we paid Radford $55,731 for its services. Aon Hewitt Consulting provides risk management and insurance and other consulting services for Delphi. The amount paid for these services in 2012 was approximately $893,530.

In August 2012, the Compensation Committee decided to review the executive compensation consultant services arrangement. After a competitive assessment and selection process, the Compensation Committee retained Compensation Advisory Partners LLC (“CAP”) as its independent compensation consultant going forward. CAP fees in 2012 totaled $142,570. The Compensation Committee has assessed the independence of CAP pursuant to SEC rules and concluded that no conflict of interest exists that would prevent CAP from independently representing the Compensation Committee. CAP does not perform other services for Delphi, and will not do so without the prior consent of the Chair of the Compensation Committee. CAP meets with the Compensation Committee Chair and the Compensation Committee outside the presence of management. In addition, CAP participates in all of the Committee’s meetings and, when requested by the Compensation Committee Chairman, in the preparatory meetings and the executive sessions.

Overview of Executive Compensation – What Are the Elements of Pay?

Consistent with the objectives outlined in “Compensation Philosophy and Strategy—General Philosophy”, we regularly undertake a comprehensive review of our overall long-term business plan to identify key strategic initiatives that should be linked to compensation. Further, we derive the annual short-term and long-term compensation performance metrics that will reward executives based on Delphi’s performance. We also assess and review the level of risk in our compensation programs to ensure that they do not encourage imprudent risk-taking.

Elements of Executive Compensation. In line with the philosophy described above, we include the following elements in the compensation of our executives, including the NEOs, as displayed in the Summary Compensation Table below:

•	Base salary;
•	An annual incentive award;
•	Long-term incentive awards; and
•	Other compensation, which consists primarily of qualified and non-qualified defined contribution plans.

The following chart outlines these elements of compensation and indicates how they relate to the key objectives of our compensation programs for executives:

Element	Key Features	Relationship to Objectives
Direct Compensation

Base Salary	• Commensurate with responsibilities, experience and performance • Reviewed on a periodic basis for competitiveness and individual performance • Targeted at market median	• Attract and retain key executives

Annual Incentive Plan

•       Compensation Committee approves a target incentive pool for each performance period based on selected financial and/or operational metrics

•       Each executive is granted a target award opportunity varying by level of responsibility

•       Payouts are determined by performance to metrics (at both the corporate and, where applicable, division level), then adjusted (only on a downward basis for NEOs) to reflect individual performance based on pre-established individual objectives

• Pay for performance • Align executive and shareholder interests • Attract and retain key executives

Long Term Incentive Plan

•       Target award granted commensurate with responsibilities, experience and performance

•       Issue full share unit awards (no options), 75% with payout contingent on company performance vs. select metrics including Total Shareholder Return (TSR)

• Pay for performance • Align executive and shareholder interests • Attract and retain key executives • Focus on long-term value creation

Other Compensation

Salaried Retirement Savings Program, Salaried Retirement Equalization Savings Program and Supplemental Executive Retirement Program

•       Qualified defined contribution plan available to all U.S. salaried employees, including executives

•       Non-qualified defined contribution plan available to eligible employees, including executives, who exceed statutory limits under our qualified defined contribution plan

•       Defined benefit plan that was frozen as of September 2008 and provides reduced benefits to certain eligible executives who participated in the defined benefit plan that predates the formation of Delphi Automotive LLP and Delphi Automotive PLC

• Attract and retain key executives

Total Direct Compensation Mix. Base salary and annual and long-term incentive awards make up our executives’ total direct compensation. Delphi strives to ensure that a majority of each executive’s total direct compensation is comprised of “performance-based” pay. Our annual incentive and long-term incentive awards are considered “performance-based” pay because the recipients of these awards must achieve specified performance goals at corporate, division and individual levels to receive any payment.

Mr. O’Neal’s 2012 annualized target performance-based pay makes up 87% of his 2012 total target compensation, which includes the 67% of his total target compensation that is derived from long-term incentives. His base salary makes up 13% of his total direct compensation. As a result of the introduction of annual grants under our Long Term Incentive Plan, Mr. O’Neal’s performance-based pay was re-apportioned. His annual incentive target was reduced from 181% of base pay to 150% of base pay, resulting in an annual target of $1,800,000. Mr. O’Neal’s annual long-term incentive target was approved at $6,000,000. Our remaining NEOs’ total direct compensation, on average, is comprised of 77% performance-based pay and 23% base salary, with long-term incentives constituting 51% of total direct compensation. The large proportion of performance-based pay, combined with a focus on long-term incentive awards, aligns the NEOs’ interests with the interests of Delphi’s shareholders.

The mix of compensation for our CEO and other NEOs is shown below:

2012 Target Compensation Structure. The following table depicts the total target direct compensation for each of the NEOs.

Name	Base Salary (1)	Annual Incentive Target Award (2)	Long Term Incentive Plan Target Award (3)	Total
Rodney O’Neal	$1,211,100	$1,800,000	$6,000,000	$9,011,100
Chief Executive Officer and President
Kevin P. Clark	800,000	800,000	2,000,000	3,600,000
Executive Vice President and Chief Financial Officer
James A. Spencer	590,000	659,000	1,475,000	2,724,000
Executive Vice President Operations and President, Delphi Latin America
Jeffrey J. Owens	528,600	627,500	1,083,000	2,239,100
Executive Vice President and Chief Technology Officer
James A. Bertrand	573,600	660,500	1,125,000	2,359,100
Senior Vice President, President Thermal Systems

(1)	At the time of his assignment as Senior Vice President and President, Electrical and Electronics Sector and President, Delphi Latin America in February 2012, Mr. Spencer received an approximate 5% base pay adjustment. His new salary is $590,000. In addition, his annual incentive award is based on 100% corporate performance results.

(2)	All annual incentive awards have been granted under our Annual Incentive Plan.
(3)	The long-term incentive award targets were established at the time of our initial grant under the 2011 Long Term Incentive Plan that occurred in February 2012.

Officer Annual Compensation Determination. Individual base salaries and annual incentive targets for the officers are established based on the scope and size of each officer’s responsibilities. At the beginning of each year, we also define the key strategic objectives each officer is expected to achieve during that year, which are evaluated and approved by the Compensation Committee.

Base Salary. Base salary is generally targeted at the median of our peer group for new officers and executives and is intended to be commensurate with each executive’s responsibilities, experience and performance. For newly hired officers, the Compensation Committee conducts a market review of the position in terms of its size and scope of responsibility and also takes into account the individual’s compensation for his or her prior role or at his or her previous employer. In February 2012, Mr. Spencer became Senior Vice President and Sector President, Electrical and Electronics Sector in addition to continuing his role as President, Delphi Latin America. As such, his annual base pay increased to $590,000.

Annual Incentive Plan. Our Annual Incentive Plan is designed to motivate executives to drive company earnings, cash flow before financing and growth by measuring the executives’ performance against the current year business plan at the corporate and relevant division levels. The Compensation Committee, working with management and its independent advisor, sets the annual incentive performance objectives and payout levels based on Delphi’s annual company business objectives, which are then reviewed and approved by the Board. For 2012, each NEO’s award payout was determined as follows:

•

Corporate performance metrics, weighted 100% for Messrs. O’Neal, Clark, Owens and Spencer and 25% for Mr. Bertrand. Given the significant financial impact of the divisions Mr. Spencer was given responsibility for in February 2012, his annual performance was weighted at the 100% corporate performance level.

•	Division performance metrics are weighted 75% for Mr. Bertrand.
•	Attainment of individual performance metrics that allow for reduction of the incentive payment if individual metrics are not met.

For 2012, both corporate and division performance objectives were based on three metrics: EBITDA, CFBF and Revenue Growth (Bookings). The Compensation Committee selected the following weightings in 2012 for both corporate and division performance metrics:

Weighting of Performance Metrics
EBITDA (1)	50%
CFBF (2)	40%
Revenue Growth (3)	10%

(1)	EBITDA was an appropriate measurement of our underlying earnings for 2012 and a good indication of our overall financial performance.
(2)	CFBF measures the amount of cash generated by our operations, excluding financing activities.
(3)	Revenue Growth (Bookings) is based on our future business booked in the current fiscal year. In general, in order to achieve the target performance level, a specified percentage of our planned future sales for the next two calendar years must be booked by the end of the measurement period, in this case the end of fiscal year 2012.

Because cash flow generation is an important metric to provide shareholder return, the Compensation Committee increased its weighting in the 2012 Annual Incentive Plan from 20% to 40%. This change lowered the weighting of the EBITDA metric to 50% from 70%.

Similar to the process for determining base salary, the Compensation Committee establishes the annual incentive target for each officer based on his or her position and the size and scope of his or her responsibilities. As discussed under “The Total Direct Compensation Mix” above, Mr. O’Neal’s annual incentive target was decreased to 150% of base pay as a part of an overall re-mix of his compensation structure.

The EBITDA and CFBF metrics and the award payout levels related to those metrics are measured on a performance matrix, with threshold, target and maximum financial performance requirements and the payout levels set by the Compensation Committee. Performance below the minimum threshold results in no payout, and performance above the maximum level is capped at a maximum payout, which is 200% of the target award for our officers.

Revenue Growth (Bookings) is treated differently from the EBITDA and CFBF metrics, as it includes only a target level without threshold or maximum performance levels. If Revenue Growth (Bookings) is achieved, the target award level for that metric will be paid. If Revenue Growth (Bookings) is not achieved, the entire Revenue Growth (Bookings) portion of the award will not be paid.

The threshold, target and maximum payout levels for the NEOs in 2012 are shown below.

Performance Level	EBITDA	CFBF	Revenue Growth
Threshold performance	50%	50%	0%
Target performance	100%	100%	100%
Maximum performance	200%	200%	100%

Once the combined payout is determined based on the three financial metrics at the corporate and/or division level, the Compensation Committee, in conjunction with the CEO, assesses each officer’s performance based on the attainment of individual performance objectives. The CEO does not participate in the assessment of his own performance.

Consistent with Section 162(m) of the Internal Revenue Code (the “Code”), annual incentive compensation awards for officers may not be increased based on individual performance, but may be decreased if performance goals are not met.

The table below shows the 2012 performance targets set for the corporate and division levels relevant to the NEOs:

Division	2012 EBITDA Target	2012 CFBF Target	Revenue Growth 2012/2013 Bookings
	(in millions)	(in millions)
Corporate	$2,407	$1,124	99%/91%
Thermal Systems	198	102	100%/92%

Given the stretch performance levels required for target payment, 2012 performance at both the corporate and division level was below target. As a result, award percentages based on corporate and division level metrics ranged from 28% to 83% of target.

In determining individual awards, the Compensation Committee evaluated each officer’s performance objectives in conjunction with division and overall corporate performance, as applicable. These objectives related to specific customer relationships, improved cost structure initiatives, health and safety metrics as well as specific financial improvement goals. Each NEO achieved his individual objectives and therefore, the Compensation Committee did not consider any downward adjustments to the awards.

The Compensation Committee approved the following 2012 annual incentive awards for the NEOs:

Name	Annual Incentive Plan Actual 2012 Payment (1)	% of Target Incentive

Rodney O’Neal	$1,494,000	83%

Kevin P. Clark	664,000	83%

James A. Spencer	546,970	83%

Jeffrey J. Owens	520,825	83%

James A. Bertrand	184,940	28%

(1)	These award amounts are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Long Term Incentive Plan. Delphi’s Long Term Incentive Plan was adopted in 2011. The first awards under the Long Term Incentive Plan were granted in February 2012 in the form of restricted stock units. These awards include both time-based and performance-based vesting. The time-based restricted stock units, which make up 25% of the NEOs’ awards, vest ratably over three years, beginning on the first anniversary of the grant date. The performance-based restricted stock units, which make up 75% of the NEOs’ awards, vest at the completion of a three-year performance period at the end of 2014. Each NEO will receive between 0% and 200% of his target performance-based award based on the Company’s performance against the following company-wide performance metrics:

Metric	Weighting
Average Return on Net Assets (1)	50%
Cumulative Net Income	30%
Relative Total Shareholder Return (2)	20%

(1)	Average return on net assets is tax-affected operating income divided by average net working capital plus average net property, plant and equipment expense for each calendar year.
(2)	Relative total shareholder return is measured by comparing the average closing price per share of the Company’s ordinary shares for all available trading days in the fourth quarter of 2014 to the average closing price per share of the Company’s ordinary shares for all available trading days in the fourth quarter of 2011, including the reinvestment of dividends, and assessing against a comparable measure of the Russell 3000 Auto Parts Index companies.

The officers’ long-term incentive award targets were developed from the annualized 2010 Value Creation Plan award targets and were adjusted for current market trends. The Compensation Committee established the following targets for our NEOs:

Name	2012 Long-Term Incentive Award Targets
Rodney O’Neal	$6,000,000
Kevin P. Clark	2,000,000
James A. Spencer	1,475,000
Jeffrey J. Owens	1,083.000
James A. Bertrand	1,125,000

These targets were used to determine the number of shares granted and the basis of the values reported in the Summary Compensation Table.

Mr. O’Neal’s restricted stock unit award agreement included an additional clause that he will forfeit any unvested units if his employment terminates within one year following the grant date, but will not forfeit unvested units if his employment terminates, other than for cause, after the first anniversary of the grant date.

In addition to the regular grants that were made to all current NEOs, Messrs. Spencer and Owens also received a separate grant of restricted stock units in order to maintain continuity of leadership in their key roles (see below for additional detail).

Value Creation Plan. Prior to our initial public offering, the Compensation Committee designed the VCP in order to link a significant portion of executive compensation to company value. Under the VCP, participants were granted a one-time award for a 39-month performance period (between October 2009 and December 2012). Vesting was on a “cliff” basis at the end of the performance period.

The payouts under the VCP were based on three factors:

•	Target award amounts (“target value”) which were determined by the Compensation Committee;
•	Delphi’s company value, which, as a public company, was determined using a formula based on the average market price of Delphi, plus certain distributions; and
•	Target value divided by the total VCP target fund of $135,000,000 (“target value percentage”).

The final award was paid to our executives on December 31, 2012. NEOs were able to elect payment in the form of at least 25% in stock and the remainder in cash. The VCP-related shares delivered to the NEOs are reported in the “Options Exercised and Stock Vested” table.

In order to participate in the VCP, each eligible executive was required to sign a confidentiality and non-interference agreement, which included both non-compete and non-solicitation covenants, and a participation agreement. The confidentiality and non-interference agreement is discussed under “Other Considerations” below.

Other Compensation: Other than base salary and the annual and long-term incentive plans, the only other compensation programs available to our executives are the programs described below. Generally, only benefits and policies offered to the general salaried employee populations are available to our NEOs.

•

Salaried Retirement Savings Program (“SRSP”). Along with other eligible Delphi salaried employees, our executives are eligible to participate in our broad-based defined contribution plan, the SRSP, which is a qualified plan under Section 401(k) of the Code. All contributions are subject to any contribution limits imposed by the Code.

•

Salaried Retirement Equalization Savings Program (“SRESP”). Under the SRESP, eligible employees, including our executives and officers, receive Delphi contributions in excess of the limits imposed upon the SRSP by the Code. No guaranteed or above-market rates are earned; the investment options available are a subset of those available to all employees under the SRSP. Additional details regarding benefits and payouts under this plan are provided in “Non-Qualified Deferred Compensation” below.

•

Supplemental Executive Retirement Program (“SERP”). A predecessor SERP was frozen (for purposes of credited service and compensation calculations) in September 2008, as described further under “Pension Benefits” below. A modified, reduced-benefit version of the plan was approved by the bankruptcy court for retention purposes as part of the formation of Delphi Automotive LLP. As a result, a specified group of executives with executive appointment dates predating September 2008 remain eligible for reduced supplemental benefits through the modified version of the plan. This plan is unfunded. Additional details regarding accruals and payouts under this plan are provided in “Pension Benefits” below.

2012 Retention Actions to Ensure Leadership Continuity: As part of the Committee’s evaluation of leadership, it determined that Messrs. O’Neal, Clark, Spencer and Owens are critical to maintaining the company’s strong financial and operating momentum and providing a stable leadership framework for Delphi’s future.

For Mr. O’Neal, in addition to the total direct compensation re-mix and clauses added to his long-term grant agreement that are described in the Long Term Incentive Award section, the Board approved a cash continuity payment of $500,000 to be paid on each of January 15, 2013, 2014 and 2015, if Mr. O’Neal remains employed by Delphi on December 31st of the year preceding the payment date.

In order to ensure continuity of strong leadership and similar to amounts provided in Mr. Clark’s original offer to join Delphi in 2010, the Compensation Committee awarded Mr. Clark a $600,000 payment on December 31, 2012. It is to be re-paid on a pro-rata basis if Mr. Clark leaves voluntarily prior to December 15, 2015. Mr. Clark will also receive cash annual continuity payments of $500,000 on each of January 15, 2013, 2014 and 2015, provided that he remains employed by Delphi on each of those dates, to be repaid to Delphi on a pro-rata basis if his employment ends voluntarily during each respective twelve month period. In addition, Mr. Clark will be entitled to pro-rata treatment of any long-term incentive awards in the event he leaves Delphi subsequent to the second annual continuity payment on January 15, 2014 and such awards are at least one year from the grant date. In light of Messrs. Spencer and Owens’ eligibility for retirement under Delphi’s frozen and closed SERP, each received a $1,000,000 continuity grant issued in the form of time based restricted stock units. Messrs. Spencer and Owens will forfeit the entire grant if they leave Delphi for any reason prior to December 31, 2014.

Compensation Risk Assessment

The Company undertook a process to assess the extent that risks arising from our compensation programs are reasonably likely to have a material adverse effect on the Company. The assessment included all of our significant compensation programs, including base pay, the annual incentive plan, the 39-month Value Creation Plan and the Long Term Incentive Plan. It also included a review of the Compensation Committee’s minutes, interviews of senior Delphi Human Resources personnel, interviews of selected Delphi financial personnel, reviews of internal control audits and compliance-related activities and an examination of documents supporting base pay and our material incentive compensation programs. A key component of the compensation program, the 39-month Value Creation Plan, fully vested and was paid in 2012. Based on the assessment and the procedures performed, we concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on Delphi. Among the elements evaluated were the following:

•

The multiple elements of our compensation packages, including base salary, annual cash incentive programs and long-term incentive programs which vest over a number of years and provide a balance of short-term and long term incentives with fixed and variable components that promote the long-term sustainability of our business;

•	Long-term incentive plans for our executives that align the interests of the executives with those of our shareholders;

•	Independent oversight by the Compensation Committee;

•	Inclusion of clawback language in the event of a material financial misstatement for certain of our programs;

•	Effective management processes for developing strategic and annual operating plans, and strong internal controls over financial reporting;

•	Effective segregation of duties between the review of financial results and the determination of the final payouts to individuals; and

•

The structure of our annual cash incentive program, which is based on a number of different performance measures to avoid employees placing undue emphasis on any particular performance measure at the expense of other aspects of the business.

Other Considerations

Stock Ownership Guidelines. To better align our executives’ interests with those of our shareholders, Delphi’s Board believes that our officers should maintain an appropriate level of equity interest in Delphi. To that end, our Board developed the following stock ownership guidelines: Mr. O’Neal is required to hold five times his base salary; our most senior elected officers (typically our Section 16 officers) are required to hold three times their base salaries; and, our elected corporate staff officers are required to hold one time their base salaries in Delphi shares. Our officers, including our NEOs, are expected to fulfill the holding requirement within five years. All of our NEOs have met the holding requirement following the 2013 annual long-term incentive grant. The Compensation Committee reviews the ownership level for our CEO and others covered by this guideline each year. Our Board reserves the right to determine appropriate action to be taken in the event a covered individual does not meet the expected guidelines. Additionally, each officer was required to hold the Value Creation Plan distribution of vested stock until such time as they reach their respective holding requirement.

Clawback. As a matter of policy, if our financial statements are materially misstated or in material noncompliance with any financial reporting requirement under the securities laws, then the Compensation Committee will review the circumstances and determine if any participants should forfeit certain future awards or repay prior payouts. If the misstatement is due to fraud, then the participants responsible for the fraud will forfeit their rights to future awards and must repay any amounts they received from prior awards due to the fraudulent behavior. The Compensation Committee will update our clawback policy as appropriate to comply with the requirements for clawbacks under the final provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Restrictive Covenants. All executives, including the NEOs, were required to sign confidentiality and non-interference agreements in order to participate in the Long Term Incentive Plan and the Value Creation Plan. The non-interference agreements include non-compete and non-solicitation covenants, which prevent executives from:

•	Working for a competitor or otherwise directly or indirectly engaging in competition with us for 12 months after leaving Delphi;
•	Soliciting or hiring employees for 24 months after leaving Delphi; and
•	Soliciting customers for 24 months after leaving Delphi.

If the terms of the confidentiality and non-interference agreement are violated, the Company has the right to cancel or rescind any final Long Term Incentive Plan award, consistent with applicable law. We will maintain these or similar agreements for future long-term incentive awards.

No Tax Gross-Ups. We do not provide any tax gross-ups as part of our executive compensation plans. Certain expatriate policy provisions, applicable to all salaried employees, allow for tax gross-ups as reimbursement for additional taxes or expenses incurred due to expatriate status.

No Hedging. The Company prohibits its directors, officers and employees from engaging in transactions having the effect of hedging the unvested portion of any equity or equity-linked award.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

Rajiv L. Gupta, Chair

John A. Krol

J. Randall MacDonald

Michael McNamara

2012 SUMMARY COMPENSATION TABLE

The table below sets forth specified information regarding the compensation for 2012 of the President and Chief Executive Officer (Rodney O’Neal), the Executive Vice President and Chief Financial Officer (Kevin P. Clark), and the next three most highly compensated executive officers (James A. Spencer, Jeffrey J. Owens and James A. Bertrand).

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Rodney O’Neal	2012	$1,211,100	$—	$9,190,800	$1,494,000	$1,100,339	$345,034	$13,341,273
Chief Executive Officer and President	2011	1,211,100	—	—	3,380,300	806,046	273,065	5,670,511
	2010	1,211,100	—	14,472,150	4,390,000	1,000,028	61,225	21,134,503

Kevin P. Clark(1)	2012	800,000	600,000	2,987,875	664,000	—	148,312	5,200,187
Executive Vice President and Chief Financial Officer	2011	800,000	—	—	1,232,000	—	55,630	2,087,630
	2010	378,974	2,500,000	7,236,075	800,000	—	210	10,915,259

James A. Spencer (1)	2012	586,262	—	3,595,941	546,970	484,519	124,262	5,337,954
Executive Vice President Operations and President, Delphi Latin America	2011	560,100	—	—	1,049,458	355,883	103,475	2,068,916
	2010	560,100	—	3,069,850	1,318,000	452,537	29,929	5,430,416

Jeffrey J. Owens (1)	2012	528,600	—	3,010,321	520,825	453,526	125,339	4,638,611
Executive Vice President and Chief Technology Officer	2011	528,600	—	—	768,688	331,087	130,306	1,758,681

James A. Bertrand (1)	2012	573,600	—	1,680,694	184,940	651,875	92,138	3,183,247
Senior Vice President and President, Delphi Thermal Systems	2011	573,600	—	—	650,593	471,815	142,314	1,838,322
	2010	573,600	—	2,960,213	1,321,000	549,759	43,945	5,448,517

(1)	Mr. Clark joined Delphi in July 2010 and as a result, his 2010 compensation is for part of that year. Mr. Spencer and Mr. Owens each assumed new responsibilities in February 2012. As a result, Mr. Spencer’s annual base pay was increased to $590,000. Although Mr. Bertrand was not a NEO for 2011, he was a NEO in 2010. As a result, three years of compensation data is reported.
(2)	Base salary and annual incentive awards are eligible for deferral under the SRESP. All of our NEOs participated in the SRESP in 2012. Total base salaries and annual incentive awards, including the deferred portions, are presented in this Summary Compensation Table. Contributions to the SRESP are displayed in the 2012 Non-Qualified Deferred Compensation table below.
(3)	As discussed in the Compensation Discussion and Analysis section, Mr. Clark received a $600,000 continuity payment bonus on December 31, 2012.
(4)	The award values reflected in the “Stock Awards” column are the grant date fair value of the NEOs’ respective 2012 long-term incentive awards determined in accordance with FASB ASC Topic 718. The grant date for accounting purposes was set at February 16, 2012 for Mr. O’Neal and February 15, 2012 for the other NEOs, as approved by the Board of Directors and Compensation Committee, respectively. For assumptions used in determining the fair value of these awards, see Note 19. Share-Based Compensation to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. The award values include performance-vesting RSUs and reflect the value on the grant date based on the probable outcome of the performance conditions. If maximum performance were achieved, the stock award value would be $16,226,150 for Mr. O’Neal; $5,279,532 for Mr. Clark; $5,286,031 for Mr. Spencer; $4,251,232 for Mr. Owens; and $2,969,753 for Mr. Bertrand.
(5)	The “Non-Equity Incentive Plan Compensation” column reflects payments made under our 2012 Annual Incentive Plan.
(6)	Except for Mr. Clark, all of our NEOs were eligible to participate in the SERP during 2012. The “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column for our active NEOs reflects the year-over-year change of our estimated liability on our balance sheet. Although the SERP is a frozen program (see “Pension Benefits” below for a discussion of the frozen plan) with fixed measurement parameters, the year-over-year balances change because the NEO’s age and the interest rates used to estimate the award value change each year. The numbers reported here show the impact of the year-over-year changed assumptions.
(7)	Amounts reported in the “All Other Compensation” column for 2012 reflect the following:

Name	Delphi Contributions (a)	Life Insurance (b)	Relocation (c)	Total
Rodney O’Neal	$343,105	$1,929	$—	$345,034
Kevin P. Clark	147,400	912	—	148,312
James A. Spencer	122,679	1,583	—	124,262
Jeffrey J. Owens	97,297	1,549	26,493	125,339
James A. Bertrand	90,564	1,574	—	92,138

(a)	This column reflects Delphi’s contributions to both the qualified SRSP and the non-qualified SRESP. For all participants in the SRSP, Delphi provides a contribution of 4% of base salary and annual incentive award. We also provide a matching contribution equal to 50% of the participant’s contributions to the program, up to a maximum of 7% of the participant’s base salary and annual incentive award. Additional details regarding the SRESP are provided in connection with the 2012 Non-Qualified Deferred Compensation table below.

(b)	This column reflects the amount imputed to each NEO’s income for premium payments made to his life insurance policy.
(c)	Mr. Owens was relocated when he was appointed to his new position in February 2012. Delphi agreed to cover some costs as a result of this relocation related to temporary housing and transportation.

2012 GRANTS OF PLAN-BASED AWARDS

The table below sets forth the threshold, target and maximum award payouts for plan-based awards that were granted to our NEOs in 2012.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Rodney O’Neal	1/1/2012	900,000	1,800,000	3,600,000
	2/16/2012							71,090	$2,155,499
	2/16/2012				106,635	213,270	426,450		7,035,351

Kevin P. Clark	1/1/2012	400,000	800,000	1,600,000
	2/15/2012							23,697	696,218
	2/15/2012				35,545	71,090	142,180		2,291,657

James A. Spencer	1/1/2012	329,500	659,000	1,318,000
	2/15/2012							64,869	1,905,851
	2/15/2012				26,215	52,429	104,858		1,690,090

Jeffrey J. Owens	1/1/2012	313,750	627,500	1,255,000
	2/15/2012							60,225	1,769,411
	2/15/2012				19,248	38,495	76,990		1,240,911

James A. Bertrand	1/1/2012	330,250	660,500	1,321,000
	2/15/2012							13,330	391,635
	2/15/2012				19,994	39,988	79,976		1,289,059

(1)	These columns show the threshold, target and maximum awards payable to our NEOs under the 2012 Annual Incentive Plan. The final award is determined by both Corporate and Division performance, as well as individual performance, as determined by the Compensation Committee. The 2012 annual incentive awards were paid out on February 28, 2013. Actual amounts paid were as follows: Mr. O’Neal, $1,494,000; Mr. Clark, $664,000; Mr. Spencer, $546,970; Mr. Owens, $520,825; Mr. Bertrand, $184,940.
(2)	These columns show the threshold, target and maximum awards possible under the performance-vesting RSUs granted pursuant to our 2012 Long Term Incentive Plan. The final awards will be based on three performance metrics (Net Income, RONA and TSR) as described under the Long Term Incentive Plan section of the Compensation Discussion and Analysis. The performance period is from January 1, 2012 through December 31, 2014. Performance will be determined following the end of that performance period and shares will be distributed no later than March 15, 2015.
(3)	This column shows the number of RSUs granted to our NEOs in 2012 and includes the continuity grant RSUs awarded to Mr. Spencer and Mr. Owens. Mr. Spencer and Mr. Owens each received 47,393 RSUs under the continuity award. The continuity award will cliff vest in February 2014. The RSUs granted to all NEOs under the 2012 annual award will vest ratably over three years on the first, second and third anniversary dates of the grant.
(4)	The grant date fair value of the award determined in accordance with FASB ASC Topic 718 based on the probable outcome of the performance conditions, excluding the effect of estimated forfeitures. Except for the performance shares based on TSR (20% of the performance awards), the grant date value for the equity awards was determined to be the closing price of our stock on the New York Stock Exchange. The grant date closing price on February 16, 2012 was $30.32 for Mr. O’Neal’s award, while the grant date closing price on February 15, 2012 was $29.38 for all the other NEOs’ awards. The grant date price for the TSR performance shares was determined using a Monte Carlo simulation and was set at $43.66 per share.

2012 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The values displayed in the table below represent the estimated award value of each NEO’s outstanding 2012 Long Term Incentive award as of December 31, 2012. The value is calculated using a value of $38.25, the December 31, 2012 closing price of our stock.

Name	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Rodney O’Neal	71,090	$2,719,193	106,635	$4,078,789
Kevin P. Clark	23,697	906,410	35,545	1,359,596
James A. Spencer	64,869	2,481,239	26,215	1,002,724
Jeffrey J. Owens	60,225	2,303,606	19,248	736,236
James A. Bertrand	13,330	509,873	19,994	764,771

(1)	This column shows the unvested RSU awards as of December 31, 2012. For Messrs. O’Neal, Clark and Bertrand, the RSUs reported will vest ratably on February 15, 2013, February 16, 2014 and February 17, 2015. For Messrs. Spencer and Owens, 17,476 RSUs and 12,832 RSUs, respectively, will vest ratably on February 15, 2013, February 16, 2014 and February 17, 2015 and 47,393 RSUs will vest on February 17, 2015.
(2)	The amount shown represents the market value of the award using a per-share price of $38.25, the closing price of our stock on December 31, 2012, and for the performance awards, reflects the threshold performance level.
(3)	The numbers in this column reflect the threshold performance level of the 2012 performance RSUs granted under the 2012 Long Term Incentive Plan. Awards will vest based on performance against targets for the performance period from 2012 through 2014.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information regarding vested stock awards during 2012 for our NEOs:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Rodney O’Neal	249,010	$9,524,633
Kevin P. Clark	124,505	4,762,316
James A. Spencer	52,821	2,020,403
Jeffrey J. Owens	49,048	1,876,086
James A. Bertrand	50,934	1,948,226

(1)	This column includes the gross ordinary shares awarded under the 2010 Value Creation Plan on December 31, 2012. As described in the Compensation Discussion and Analysis section, the 39-month Value Creation Plan was developed prior to our initial public offering and was designed to link executive compensation to company value. The NEOs listed above elected to receive 25% of their award in stock with the remainder paid in cash. Cash payments are provided below:

Name	2012 VCP Cash Award	Total Award Value (Cash plus Equity)
Rodney O’Neal	$28,573,875	$38,098,508
Kevin P. Clark	14,286,938	19,049,254
James A. Spencer	6,061,125	8,081,528
Jeffrey J. Owens	5,628,188	7,504,274
James A. Bertrand	5,844,656	7,792,882

The one-time plan, designed while Delphi was a private company, provided for executives to receive payment based upon Delphi’s company value to incentivize the management team to drive company value for its owners at the time of the VCP grant and to shareholders following an initial public offering. As a public company, such value was determined using a formula based on the cumulative average closing market price of Delphi, plus certain distributions as defined in the VCP, with no payout for a company value of $2.5 billion or less. As a result of significant increases in company value over the 39-month period, the final company value, as defined in the VCP, totaled $14.2 billion, generating a final performance payout of 231% of target.
(2)	The amount shown represents the market value of the portion of the award that was paid out in ordinary shares using a per-share price of $38.25, the closing price of our stock on December 31, 2012.

PENSION BENEFITS

Certain executives, including the NEOs, are eligible to receive benefits under the SERP. The SERP was approved by the bankruptcy court for retention purposes as part of the formation of Delphi Automotive LLP.

The SERP is a modified and reduced-benefit form of a pre-bankruptcy supplemental executive defined benefit plan, which was frozen on September 30, 2008. As a result of the freeze, no new benefits have accrued and no new participants have been allowed to join the plan after this date, although a reduced portion of benefits continue to be available to executives who were eligible participants prior to the freeze date. This plan is a non-qualified and unfunded defined benefit plan that supplemented the benefits of an underlying qualified defined benefit pension plan. This qualified plan was assumed by the Pension Benefit Guaranty Corporation (the “PBGC”) in July 2009.

Eligibility

To qualify for participation in the SERP, eligible executives, including the NEOs, must meet both of the following requirements:

•	The executive was appointed to an executive position in the Predecessor as of September 30, 2008; and
•	The executive was employed by Delphi on October 6, 2009, upon the formation of Delphi Automotive LLP.

To receive benefits under the SERP:

•	The executive must remain continuously employed by Delphi until the earlier of separation, death or disability; and
•	At the time of termination of employment, death or disability, the executive must:
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Have at least 10 years of service (unless the executive is involuntarily separated other than for cause, in which case the requirement is five years of service); and be at least 55 years of age (unless the executive is involuntarily separated other than for cause or dies in which events the eligible executive or the surviving spouse will begin receiving payment of benefits when the executive attains or would have attained age 55).

In addition, any participant, including an NEO, is only eligible for the SERP upon a voluntary termination if one of the two following requirements is met:

•	The participant has at least 10 years of service and is 60 years old as of the voluntary termination date; or
•	The participant has been employed by the Company for at least two years dating from October 6, 2009.

Of the NEOs, Messrs. O’Neal, Spencer, Owens, and Bertrand meet the age and service requirements and became eligible to receive SERP benefits.

SERP Calculation Methods and Assumptions

The formulas of the SERP provide for a benefit that is based on eligible pay multiplied by eligible years of credited service. This benefit is then reduced by several factors, including the following:

•	An unreduced “age 62 benefit” calculated under the Predecessor’s qualified pension plan (the “SRP”)

•	Social Security benefits
•	Participant’s departure from the Company prior to age 62

SERP benefits are reduced by the above factors regardless of whether the participant actually receives these benefits. For example, participants who would otherwise receive a pension benefit under the SRP will actually receive their benefit from the PBGC at a substantially reduced level; however, the higher SRP amount will be used to calculate a reduction of the participant’s SERP benefits.

Under the SERP, a participant receives the higher of one of the two following formulas.

1)    Regular formula

(2% of average monthly base salary	X	Total years of credited service	)	—	Frozen Predecessor qualified plan benefit	—	Pro-rated Maximum primary Social Security benefit

2)    Alternative formula

(1.5% of average total direct compensation	X	Total years of credited service	)	—	Frozen Predecessor qualified plan benefit	—	Maximum primary Social Security benefit

In the regular formula, average monthly base salary is calculated based on the participant’s monthly base salary for the highest-paid 48 months between January 1, 1999 and December 31, 2006. His or her total years of credited service are counted as of December 31, 2006.

The alternative formula bases the benefit on average total direct compensation, which is the average monthly base salary, as defined in the regular formula, plus an average of the highest four years of annual incentive awards earned during the period through and inclusive of 2006.

In both formulas, service is credited as of December 31, 2006, and under the alternative formula is capped at 35 years. Under both formulas, the benefit is further reduced by an additional 10%. The benefit will be paid out in the form of a five-year annuity.

Valuation Method and Assumptions

The actuarial present value of accumulated benefits for the SERP shown in the 2012 Pension Benefit table below is based on benefits accrued as of September 30, 2008, the last day on which benefits were accumulated under the Predecessor’s qualified plan. The amounts reflect the method and assumptions used in calculating our pension liability under U.S. GAAP as of that date, except that each participant is assumed to remain actively employed until the earliest he or she is eligible for unreduced benefits. The material assumptions used in the calculation were:

•	Discount rate: 2.4%, which is developed by RATE:Link, a globally consistent model for markets classified as having deep AA corporate bond markets.
•	Applicable Mortality Table based on Internal Revenue Service Revenue Ruling 2001-62.

All of the figures shown are estimates only; actual benefit amounts will be based on the age, interest rates, mortality rates and other circumstances in effect upon the actual termination of employment or death of the participant.

The following table sets forth information regarding benefits provided to and years of service credited to eligible NEOs under the SERP.

2012 Pension Benefits

Name	Plan Name	Number of Years of Credited Service (2)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Rodney O’Neal	SERP	34.5	$9,370,119	—
Kevin P. Clark (1)	—	—	—	—
James A. Spencer	SERP	30.3	4,417,826	—
Jeffrey J. Owens	SERP	32.0	3,624,722	—
James A. Bertrand	SERP	27.6	4,646,346	—

(1)	Mr. Clark joined Delphi in July 2010, after the SERP was frozen, and is therefore ineligible for benefits under the program.
(2)	Number of years of credited service is as of December 31, 2006 and includes service with the Predecessor. Unless he is age 60 or older, each NEO was also subject to a two-year employment requirement, commencing in October 2009, which has been met.

NON-QUALIFIED DEFERRED COMPENSATION

The SRESP is a non-qualified deferred compensation program available to a limited number of employees, including the NEOs. Under the SRESP, participants receive Delphi contributions in excess of the limits imposed upon the SRSP, our 401(k) plan, by the Internal Revenue Code.

Plan Benefits

Employees who were eligible for SRESP deferrals in 2012, including the NEOs, were permitted to defer additional income above $250,000, which is the maximum income deferral level imposed upon the SRSP by the Internal Revenue Code in 2012, into a SRESP deferral account. They also received the following benefits:

•

All SRESP-eligible employees receive a Delphi contribution of 4% of their base salary and annual incentive award. This contribution occurs even if the individual does not elect to make deferrals into the SRESP.

•

Eligible employees who made deferral contributions under the SRESP received an additional Delphi matching contribution of 50% on the individual’s voluntary deferrals up to 7% of the base salary and annual incentive award over the qualified plan limit, which constitutes a maximum contribution by Delphi of 3.5% of each eligible employee’s base salary.

Investment Options

Participants in the SRESP may select investment options for their deferred amounts. The investment options consist of a cross-section of the funds that are also available to participants in the SRSP and do not offer any guaranteed or above-market returns.

Deferral Election Process

The SRESP deferral election process is conducted prior to the year in which eligible income is earned. For the 2012 plan, deferral elections were required to be made by December 2011. During this process, eligible employees were allowed to make deferral elections related to their 2012 base salary and any annual incentive award based on 2012 performance that would be scheduled to be paid in 2013 (but no later than March 15, 2013).

Distributions

Eligible employees must also elect a distribution date for their deferred amounts. A base salary deferral must remain deferred for a minimum of one year, and any annual incentive deferral must remain deferred for a minimum of two years.

Vesting

All employee deferrals and Delphi contributions are immediately vested.

The values displayed in the table below include contributions to the NEOs’ SRESP accounts by the NEOs and by Delphi in 2012, as well as the aggregate balances of these accounts at the end of 2012.

2012 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals Distributions ($)(3)	Aggregate Balance at Last FYE ($)
Rodney O’Neal	$303,898	$325,605	$34,293	$330,269	$711,629
Kevin P. Clark (1)	158,200	133,650	21,140	334,824	435,582
James A. Spencer	110,858	103,929	15,123	123,325	246,818
Jeffrey J. Owens	73,310	78,547	11,376	201,147	158,787
James A. Bertrand	68,194	73,064	244	255,635	140,600

(1)	All of our NEOs elected to defer a portion of their salary and annual incentive award as permitted under the SRESP. Each NEO’s total salary and annual incentive award, including these deferred amounts, is reported in the Summary Compensation Table.
(2)	Our contributions to the NEOs’ SRESP accounts, along with contributions to the qualified SRSP, were disclosed in the “All Other Compensation” column in the Summary Compensation Table.
(3)	The withdrawals of our NEOs were made in accordance with the deferral election process described above.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Arrangements

As part of the formation of Delphi Automotive LLP, each NEO was required to sign a new offer letter with the Company. Messrs. O’Neal, Spencer, Owens, and Bertrand each received and signed an offer letter upon beginning their employment in October 2009. These offer letters described compensation and benefits provided to the NEOs.

Mr. Clark received an offer letter upon commencement of his employment in July 2010. In addition to describing terms and conditions of employment consistent with those included in the other NEOs’ offer letters, Mr. Clark’s offer letter also includes severance provisions, which provide for 18 months of base pay plus 1.5 times annual bonus target in the event he is terminated by the Company without cause.

We have no individual change in control agreements with any of the NEOs, as all change in control agreements were eliminated upon the formation of Delphi Automotive LLP in October 2009. The only applicable change in control provisions are those provided in our incentive plans, as described below.

Each executive who participates in the annual Long Term Incentive Plan equity grant must sign a grant agreement, as well as a non-interference and confidentiality agreement, described above in the Compensation and Discussion and Analysis section. The non-interference agreement includes both non-compete and non-solicitation covenants.

Annual Incentive Plan

In the event of a change in control, each executive’s annual incentive target award will be prorated for the time period between the plan start date and the effective change in control date. A payment will also be calculated for that time period based on actual performance and compared to the prorated target, with the executive receiving the larger of the two values. Payment of the award will be made by March 15th of the calendar year following the year in which a change in control occurs.

A change in control under the annual incentive plan occurs if any of the following events occurs:

•

A change in ownership or control of Delphi resulting in any person or group other than Delphi or a Delphi employee benefit plan acquiring securities of Delphi possessing more than 50% of the total combined voting power of Delphi’s equity securities outstanding after such acquisition;

•	The majority of the board as of the date of the initial public offering is replaced by persons whose election was not approved by a majority of the incumbent board; or
•	The sale of all or substantially all of the assets of Delphi, in one or a series of related transactions, to any person or group other than Delphi.

If involuntarily terminated without “cause,” as defined under the Value Creation Plan and described below, each executive, including the NEOs, will also be eligible for a prorated portion of his or her annual incentive award. The period used to determine the prorated award will be the beginning of the performance period to the individual’s termination date.

Long Term Incentive Plan

An equity award must be outstanding for one year in order to receive any benefit at termination. Upon a voluntary resignation from Delphi, including retirement, except as described below for Mr. O’Neal, any time-based RSUs that have not vested will be cancelled. Upon a termination without cause, for good reason or due to death or disability, the time-based RSUs will be pro-rated over the period between the grant date and termination date. Any unvested pro-rata awards will be delivered at the next scheduled vesting date.

Upon a termination without cause, for good reason or due to retirement, death or disability, except as described below for Mr. O’Neal, any outstanding performance-based RSUs will be pro-rated over the period between the grant date and termination date. The final performance payout will be determined at the end of the performance period and shares will be distributed at the time of the general distribution.

Mr. O’Neal has a provision in his grant agreement that allows him to retain all target shares (time-based and performance-based) granted in the event of a qualified retirement. Mr. O’Neal is currently retirement-eligible.

If an executive voluntarily departs (with the exception of the retirement provisions discussed above) or is terminated for cause, or in the event of any termination prior to the first anniversary of the grant date, all outstanding unvested equity awards will be canceled.

“Cause” is defined in the Long Term Incentive Plan as:

•	Indictment for a felony or for any other crime that has or could be reasonably expected to have an adverse impact on performance of duties to Delphi or on the business or reputation of Delphi;
•	The NEO being the subject of any order regarding a fraudulent violation of securities laws;
•	Conduct in connection with employment or service that is not taken in good faith and has resulted or could reasonably be expected to result in material injury to the business or reputation of Delphi;
•	Willful violation of Delphi’s code of conduct or other material policies;
•	Willful neglect in the performance of duties for Delphi, or willful or repeated failure or refusal to perform these duties; or
•	Material breach of any applicable employment or lock-up agreement.

“Good reason” is defined in the Long Term Incentive Plan as:

•	A material diminution in base salary;
•	A material diminution in authority, duties or responsibilities from those in effect immediately prior to the change in control;
•	Relocation of the NEO’s principal place of employment more than 50 miles from its location immediately prior to the change in control; or
•	Any other action or inaction that is a material breach by Delphi of the agreement under which the NEO provides services to us.

Upon a qualifying termination (or for Mr. O’Neal, upon a termination for any reason) within two years after a change in control, or upon a change in control if a replacement award is not provided, outstanding unvested equity awards will vest as follows:

•	Time-based RSUs will vest in full.
•

After a determination by the Compensation Committee of the Company’s performance at the time of the change in control, the number of performance-based RSUs that will vest will be equal to the greater of (a) the performance RSUs earned through the change in control date, or (b) 100% of the performance RSUs granted.

A replacement award is an award with respect to the stocks of Delphi or its successor that is at least equal in value to the outstanding award, is a publically traded security and has no less favorable terms than the outstanding award. A qualifying termination after a change in control includes any termination by Delphi without cause, or by the NEO for good reason, or due to death or disability.

Severance and SERP Payments

At the time of the formation of Delphi Automotive LLP, certain executives, including the NEOs, were required to choose between receiving consideration under our severance plan, the Separation Allowance Plan, or the SERP, in the event that the executive was involuntarily terminated. This irrevocable election prevents an executive from receiving both severance and the non-qualified defined benefit retirement benefits in the event of an involuntary termination.

As such, if the executive is involuntarily terminated from Delphi, he or she will receive either a severance payment under the Separation Allowance Plan or a SERP payment, but not both. Because he is ineligible for the SERP, Mr. Clark would only be eligible to receive a severance payment under the Separation Allowance Plan should he be involuntarily terminated. The table below reflects the choices made by each NEO except Mr. Clark:

Name	Selection
Rodney O’Neal	SERP
Kevin P. Clark	Separation Allowance Plan
James A. Spencer	SERP
Jeffrey J. Owens	SERP
James A. Bertrand	SERP

The following table describes the payments and benefits to which each NEO would have been entitled had his employment terminated on December 31, 2012 under various scenarios, including an involuntary termination of employment after a change in control of Delphi.

Potential Payments upon Termination or Change in Control

Name	Termination Scenario	Annual Incentive Plan (1)	Long Term Incentive Plan (2)	Separation Allowance Plan (3)
Rodney O’Neal	Voluntary termination	$1,494,000	$—	$—
	Termination for cause	—	—	—
	Involuntary termination without cause or for good reason (4)	1,494,000	—	—
	After a change of control and a termination for any reason (5)	1,494,000	10,876,770	—
	Voluntary termination after age 55 with at least 10 years of service (6)	1,494,000	—	—
	Death (7)	1,494,000	—	—
	Disability (8)	1,494,000	—	—

Kevin P. Clark	Voluntary termination	664,000	—	—
	Termination for cause	—	—	—
	Involuntary termination without cause or for good reason (4)	664,000	—	2,400,000
	After a change of control and a termination without cause, for good reason or due to a death or disability (5)	664,000	3,625,603
	Voluntary termination after age 55 with at least 10 years of service (6)	664,000	—	—
	Death (7)	664,000	—	—
	Disability (8)	664,000	—	—

James A. Spencer	Voluntary termination	546,970	—	—
	Termination for cause	—	—	—
	Involuntary termination without cause or for good reason (4)	546,970	—	—
	After a change of control and a termination without cause, for good reason or due to a death or disability (5)	546,970	4,486,649	—
	Voluntary termination after age 55 with at least 10 years of service (6)	546,970	—	—
	Death (7)	546,970	—	—
	Disability (8)	546,970	—	—

Jeffrey J. Owens	Voluntary termination	520,825	—	—
	Termination for cause	—	—	—
	Involuntary termination without cause or for good reason (4)	520,825	—	—
	After a change of control and a termination without cause, for good reason or due to a death or disability (5)	520,825	3,776,040	—
	Voluntary termination after age 55 with at least 10 years of service (6)	520,825	—	—
	Death (7)	520,825	—	—
	Disability (8)	520,825	—	—

James A. Bertrand	Voluntary termination	184,940	—	—
	Termination for cause	—	—	—
	Involuntary termination without cause or for good reason (4)	184,940	—	—
	After a change of control and a termination without cause, for good reason or due to a death or disability (5)	184,940	2,039,414	—
	Voluntary termination after age 55 with at least 10 years of service (6)	184,940	—	—
	Death (7)	184,940	—	—
	Disability (8)	184,940	—

(1)	In all scenarios except a voluntary termination, the NEO is entitled to a prorated annual incentive award. If the NEO voluntarily terminates employment, he must have worked on the last business day of the year in order to receive his annual incentive award; if not, the award is forfeited in its entirety. For each NEO, annual incentive award payments are subject to individual performance assessment and will be paid at the conclusion of the performance period.
(2)	Delphi’s first grants under the Long Term Incentive Plan were made in February 2012. As such, no equity awards were outstanding for more than one year; therefore the 2012 awards would be cancelled upon any termination occurring as of December 31, 2012. Upon a qualifying termination following a change in control, the outstanding equity awards would be delivered. The value shown is based on the market value of the award using a per-share price of $38.25, the closing price of our stock on December 31, 2012.
(3)	Only Mr. Clark is eligible to receive payments under the Separation Allowance Plan. Mr. Clark’s Separation Allowance Plan payment is equal to 18 months of base salary, plus 1.5 times the value of his annual incentive plan target award.
(4)	For involuntary termination without cause, receipt of benefits under the SERP or Separation Allowance Plan is dependent on the selection made by the NEO in his offer letter. For NEOs who elected to receive benefits through the SERP, the payment values are the same as those included in the Pension Benefits Table. Mr. Clark is ineligible for the SERP. As noted above, his offer letter provided the terms of any severance he would receive upon an involuntary termination.
(5)	In the event of a qualifying termination within two years after a change in control (for Mr. O’Neal, any termination within two years after a change in control) the NEOs’ awards will vest as described under “Long Term Incentive Plan” above. Also as described above under “Long Term Incentive Plan,” if at the time of a change in control the NEOs do not receive replacement awards, their awards will vest upon the change in control regardless of whether their employment is terminated.
(6)	Mr. O’Neal is eligible for a pro-rated portion of his long-term incentive award upon voluntary departure after attaining age 55 and with 10 years or more of service with the Company provided that the award has been outstanding for at least one year. Because his equity awards had been outstanding for less than one year as of December 31, 2012, he was not entitled to any portion of his award.
(7)	In the event of death, an eligible NEO’s spouse is entitled to immediate payment through the SERP. Amounts are derived from the amounts shown in the Pension Benefits Table. In addition, any outstanding balance under the SRESP will be paid within 60 days of the NEO’s death to his beneficiary or estate.
(8)	In the event of termination from Delphi due to disability, Messrs. O’Neal, Spencer, Owens and Bertrand would receive the same benefit as a voluntary departure after attaining age 55 and with at least 10 years of service. Because their equity awards had been outstanding for less than one year as of December 31, 2012, they were not entitled to any portions of their outstanding awards under the Long Term Incentive Plan.

In addition to the specific payments and benefits described above, the NEOs also would have been entitled to receive any benefits due under the terms of the SERP, described in further detail under “Pension Benefits,” as well as under the SRESP, described in further detail in connection with the 2012 Non-Qualified Deferred Compensation table above. As required by Section 409A of the Internal Revenue Code, all NEOs who have elected to participate in the SRESP must wait six months to receive a payment under the plan by reason of termination of employment. Payments for departure on December 31, 2012 would be made within 60 days after July 1, 2013. All amounts are estimates only, and actual amounts will vary depending upon the facts and circumstances applicable at the time of the triggering event.

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee currently consists of Messrs. Zimmerman (Chair), Cowger, Mahoney, Sidlik and Wiedemann. All of the members of the Audit Committee are independent directors under the New York Stock Exchange listing standards and the rules of the SEC. In addition, the Board has determined that all members of the Audit Committee are financially literate under the New York Stock Exchange listing standards and that Mr. Zimmerman qualifies as an “audit committee financial expert” under the rules of the SEC.

The Audit Committee operates under a written charter adopted by the Board, which is evaluated annually. The charter of the Audit Committee is available on Delphi’s website at www.delphi.com. Click on the tab “About Delphi” and then the caption “Corporate Governance” under the heading “Investor Relations.”

The Audit Committee selects, evaluates and, where deemed appropriate, replaces Delphi’s independent registered public accountants. The Audit Committee also pre-approves all audit services, engagement fees and terms, and all permitted non-audit engagements, except as otherwise permitted under applicable law.

Management is responsible for Delphi’s internal controls and the financial reporting process. Delphi’s independent registered public accountants are responsible for performing an audit of Delphi’s consolidated financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed Delphi’s audited financial statements for the fiscal year ended December 31, 2012 and has met and held discussions with management and Ernst & Young LLP (“E&Y”), the Company’s independent registered public accountants. Management represented to the Audit Committee that Delphi’s consolidated financial statements for fiscal 2012 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the consolidated financial statements with E&Y. The Audit Committee also discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380) as adopted by the Public Accounting Oversight Board in Rule 3200T.

The Audit Committee received the written disclosures and letter from E&Y required by the applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the Audit Committee concerning its independence, and the Audit Committee discussed with E&Y the accounting firm’s independence.

Based upon the Audit Committee’s discussions with management and E&Y and the Audit Committee’s review of the representation of management and the report of E&Y to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Delphi’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC.

The Audit Committee also considered whether non-audit services provided by E&Y during 2012 were compatible with maintaining their independence and concluded that such non-audit services did not affect their independence.

Respectfully submitted,

Lawrence A. Zimmerman, Chair

Gary L. Cowger

Sean O. Mahoney

Thomas W. Sidlik

Bernd Wiedemann

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS’ FEES

The Audit Committee has a policy concerning the approval of audit and non-audit services to be provided by Delphi’s independent registered public accountants. The policy requires that the Audit Committee pre-approve all audit services, engagement fees and terms and all permitted non-audit engagements, except as otherwise permitted pursuant to the Securities Exchange Act of 1934, as amended. The Chair of the Audit Committee is authorized to grant such pre-approvals in the event there is a need for such approvals prior to the next full Audit Committee meeting, provided all such pre-approvals are then reported to the full Audit Committee at its next scheduled meeting.

During 2012 and 2011, E&Y provided various audit, audit-related, tax and other services to Delphi. The Audit Committee pre-approved all audit services, audit-related, tax and other services provided by E&Y in 2012 and 2011. The following table presents fees for professional services charged by E&Y by type and amount for 2012 and 2011.

	2012	2011
	($ in thousands)
Audit fees (1)	$12,400	$11,900
Audit-related fees (2)	900	400

Total audit and audit related fees	13,300	12,300
Tax fees (3)	3,700	4,600
All other fees (4)	100	700

Total fees	$17,100	$17,600

(1) Audit Fees - Audit fees billed or to be billed are related to E&Y’s audit of our annual financial statements, including the audit of internal control over financial reporting, timely interim reviews of the quarterly financial statements, statutory or other required audits, assistance with registration statements and issuance of comfort letters and consents.

(2) Audit-Related Fees - Audit-related services consisted primarily of employee benefit plan audits as well as agreed-upon procedures required to comply with financial accounting or regulatory reporting matters, due diligence in connection with acquisitions, information systems audits and other attest services.

(3) Tax Fees - Tax fees primarily represent fees for tax planning services and tax-related compliance.

(4) All Other Fees - All other fees relate to advisory services at certain international locations.

APPOINTMENT OF AND PAYMENT TO AUDITORS (RESOLUTION 12)

The Audit Committee of our Board has appointed E&Y as our auditors. As required by law, shareholders are requested to re-appoint E&Y as the Company’s auditors for the period ending with the annual general meeting of the Company to be held in 2014. Shareholders are also requested to authorize the directors to determine the fees to be paid to the auditors. Shareholders are also requested to ratify the appointment of E&Y as the Company’s independent registered public accounting firm for purposes of United States securities law reporting for the fiscal year ending December 31, 2013.

A representative of E&Y will be present at the Annual Meeting with the opportunity to make a statement if the firm desires and to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the re-appointment of Ernst &Young LLP as our auditors, to ratify their appointment as our independent registered public accounting firm and to authorize the directors to determine the fees to be paid to the auditors.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (RESOLUTION 13)

As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are providing shareholders with the opportunity to cast an advisory, non-binding vote on the compensation of our NEOs as disclosed in this Proxy Statement.

Our executive compensation programs are designed to align executive and shareholder interests by reinforcing the long-term growth, value creation and sustainability of Delphi and to ensure that the majority of compensation opportunities are a result of pay-for-performance.

The Company is presenting Resolution 13, which gives shareholders the opportunity to approve or not approve our compensation program for NEOs by voting for or against the following resolution (a “say-on-pay” vote). While the vote on the resolution is advisory in nature and therefore will not bind us to take any particular action, the Board intends to carefully consider the shareholder vote resulting from the proposal in making future decisions regarding the Company’s compensation programs.

“RESOLVED, that the Company’s shareholders approve, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers as disclosed in the Proxy Statement accompanying this notice pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the “Compensation Discussion and Analysis,” the compensation tables and narrative discussion.”

The Board of Directors recommends a vote “FOR” approval of the compensation of the Company’s NEOs, as disclosed in this Proxy Statement, on an advisory, non-binding basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Set forth in the table below is information about the number of shares held by persons (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) we know to be the beneficial owners of more than five percent of Delphi ordinary shares (based on 315,299,183 ordinary shares outstanding at December 31, 2012), based on information furnished by the identified persons to the SEC.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Massachusetts Financial Services Company (1) 111 Huntington Avenue Boston, MA 02199	26,697,362	8.4%

Elliott Associates, L.P. (2)(3) 40 West 57th Street, 4th Floor, New York, NY 10019	8,725,096	2.8%

Elliott International, L.P. (2)(3) c/o Elliott Management Corporation, 40 West 57th Street, 4th Floor, New York, NY 10019	16,204,104	5.1%

The Vanguard Group, Inc. (4) 100 Vanguard Blvd. Malvern, PA 19355	16,219,856	5.1%

(1)	Represents shares beneficially owned by Massachusetts Financial Services Company and/or certain other non-reporting entities. This information is based on a Schedule 13G filed with the SEC on February 7, 2013.

(2)	Reflects ordinary shares held by Gatwick Securities LLC, a subsidiary of Elliott Associates, L.P. This information is based on Schedule 13G/A filed with the SEC on February 14, 2013.

(3)	Reflects ordinary shares held by Elliott International, L.P. and Elliott International Capital Advisors Inc. This information is based on a Schedule 13G/A filed with the SEC on February 14, 2013.

(4)	Represents shares beneficially owned by The Vanguard Group, Inc. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 208,227 ordinary shares of the Company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 185,100 ordinary shares of the Company as a result of its serving as investment manager of Australian investment offerings. This information is based on a Schedule 13G filed with the SEC on February 12, 2013.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of February 26, 2013 concerning beneficial ownership of Delphi ordinary shares by each director and for each of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”).

The definition of beneficial ownership for proxy statement purposes includes shares over which a person has sole or shared voting power or dispositive power, whether or not a person has any economic interest in the shares. The definition also includes shares that a person has a right to acquire currently or within 60 days.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Rodney O’Neal (1)	162,238	*
Kevin P. Clark (1)	77,910	*
James A. Spencer (1)	35,280	*
Jeffrey J. Owens (1)	31,892	*
James A. Bertrand (1)	33,192	*
John A. Krol (2)	107,968	*
Gary L. Cowger (2)	98,679	*
Nicholas M. Donofrio (2)	109,545	*
Mark P. Frissora (2)	50,679	*
Rajiv L. Gupta (2)	79,107	*
J. Randall MacDonald (2)	137,279	*
Sean O. Mahoney (2)	37,554	*
Michael McNamara (2)	50,679	*
Thomas W. Sidlik (2)	90,679	*
Bernd Wiedemann (2)	72,679	*
Lawrence A. Zimmerman (2)	64,682	*
Officers and directors as a group (23 persons)	1,338,152	*

*	Less than 1%.

(1)	Each of our executive officers, including named executive officers who were employed by Delphi as of February 15, 2013, received RSUs that represent a right to receive one ordinary share pursuant to the Long Term Incentive Plan. Of the RSUs held by the executive officers, 25% will vest ratably over three years beginning in February 2014 and 75% will vest based on Delphi’s performance through December 2015. Messrs. O’Neal, Clark, Spencer, Owens and Bertrand received 182,927, 106,708, 112,806, 80,793 and 34,299 RSUs, respectively. Because such shares are not issuable within 60 days, our executive officers are not deemed to have beneficial ownership of such shares in the table above.

(2)	Each of the non-employee directors received RSUs that each represents a right to receive one ordinary share pursuant to the Long Term Incentive Plan. These RSUs will vest in full on April 24, 2013 and are included in the table. Messrs. Krol, Zimmerman, Gupta and Donofrio were granted 10,549, 5,802, 5,697 and 5,486 RSUs, respectively, and Messrs. MacDonald, Mahoney, McNamara, Cowger, Frissora, Sidlik and Wiedemann were each granted 5,275 RSUs.

OTHER INFORMATION

Delphi Mailing Address

The mailing address of our principal executive offices is: DELPHI AUTOMOTIVE PLC, c/o Delphi Automotive Systems, LLC, 5725 Delphi Drive, Troy, Michigan 48098.

Shareholder Proposals for the 2014 Annual Meeting

To be considered for inclusion in next year’s proxy statement, shareholder proposals submitted in accordance with the SEC’s rules must be received at our principal executive offices no later than the close of business on November 11, 2013, 120 days before the one-year anniversary of the mailing date.

If you wish to bring a matter before a general meeting outside the process described above, you may do so by following the procedures set forth in the Company’s Memorandum and Articles of Association and the Companies (Jersey) Law 1991, as amended.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the SEC require our directors, executive officers and holders of more than 10 percent of our common stock to file reports of stock ownership and changes in ownership with the SEC. Based on the Section 16 reports filed by our directors and executive officers and written representations of our directors and executive officers, we believe there were no late filings for transactions occurring during 2012.

Householding

Only one copy of each of our Annual Report to Shareholders and this Proxy Statement have been sent to multiple shareholders who share the same address and last name, unless we have received contrary instructions from one or more of those shareholders. This procedure is referred to as “householding.” We have been notified that certain intermediaries (brokers or banks) will also household proxy materials. We will deliver promptly, upon oral or written request, separate copies of the Annual Report and Proxy Statement to any shareholder at the same address. If you wish to receive separate copies of one or both of these documents, or if you do not wish to participate in householding in the future, you may write to our Corporate Secretary at Delphi Automotive PLC, c/o Delphi Automotive Systems, LLC, 5725 Delphi Drive, Troy, Michigan 48098, or call (248) 813-2000. You may contact your broker or bank to make a similar request. Shareholders sharing an address who now receive multiple copies of our Annual Report and Proxy Statement may request delivery of a single copy of each document by writing or calling us at the address or telephone number above or by contacting their broker or bank (provided the broker or bank has determined to household proxy materials).

Other Business

Management does not know of any other matters to be brought before the Annual Meeting, except those set forth in the notice. If other business is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

Requests for Copies of Annual Report

Delphi will furnish to shareholders, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC upon receipt of a written request addressed to our Corporate Secretary at DELPHI AUTOMOTIVE PLC, c/o Delphi Automotive Systems, LLC, 5725 Delphi Drive, Troy, Michigan 48098.

Owners of Shares Held in Street Name: Check the information provided to you in the proxy materials mailed to you by your bank or broker.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting to be Held on April 25, 2013

The SEC has adopted rules to allow proxy materials to be posted on the Internet and to provide only a Notice of Internet Availability of Proxy Materials to shareholders. Our Proxy Materials and Annual Report are available at http://www.edocumentview.com/DLPH

Appendix A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The tables below present a reconciliation of each non-GAAP financial measure to GAAP:

Adjusted EBITDA and Adjusted EBITDA Margin:

	Twelve Months Ended
	December 31, 2012	December 31, 2011
	(in millions)
Net income attributable to Delphi	$1,077	$1,145
Income tax expense	212	305
Interest expense	136	123
Other (income)/expense, net	(5)	15
Noncontrolling interest	83	78
Equity income, net of tax	(27)	(22)

Operating Income	1,476	1,644
Depreciation and amortization	486	475

EBITDA	1,962	2,119
Restructuring	171	31
Other acquisition-related costs	9	—

Adjusted EBITDA	$2,142	$2,150

Net sales	$15,519	$16,041
Adjusted EBITDA Margin (Adjusted EBITDA / Net sales)	13.8%	13.4%

CFBF:

	Twelve Months Ended
	December 31, 2012	December 31, 2011
	(in millions)
Cash flow from operating activities
Net income	$1,160	$1,223
Depreciation and amortization	486	475
Working capital	94	(115)
Other, net	(262)	(206)

Net cash provided by operating activities	1,478	1,377

Cash flow from investing activities
Capital expenditures	(705)	(630)
Maturity of time deposits	—	550
Costs of MVL acquisition, net of cash acquired	(980)	—
Other, net	54	70

Net cash used in investing activities	(1,631)	(10)

Adjustment for maturities of time deposits	—	(550)
Adjustment for costs associated with initial public offering	—	42
Adjustment for costs of the MVL acquisition, net of cash acquired	980	—

Cash flow before financing	$827	$859

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DELPHI

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 24, 2013.

Vote by Internet

- Go to **www.envisionreports.com/dlph**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all director nominees and FOR Proposals 12 and 13.

1. Election of Directors:

Nominee	For	Against	Abstain	Nominee	For	Against	Abstain	Nominee	For	Against	Abstain
01 - Gary L. Cowger	☐	☐	☐	02 - Nicholas M. Donofrio	☐	☐	☐	03 - Mark P. Frissora	☐	☐	☐
04 - Rajiv L. Gupta	☐	☐	☐	05 - John A. Krol	☐	☐	☐	06 - J. Randall MacDonald	☐	☐	☐
07 - Sean O. Mahoney	☐	☐	☐	08 - Rodney O'Neal	☐	☐	☐	09 - Thomas W. Sidlik	☐	☐	☐
10 - Bernd Wiedemann	☐	☐	☐	11 - Lawrence A. Zimmerman	☐	☐	☐				

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Proposal	For	Against	Abstain	Proposal	For	Against	Abstain
12. Proposal to re-appoint auditors, ratify independent public accounting firm and authorize the directors to determine the fees paid to the auditors.	☐	☐	☐	13. Say on Pay - To approve, by advisory vote, executive compensation.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

DELPHI

Proxy — Delphi Automotive PLC

Proxy Solicited by Board of Directors for the Annual Meeting of Shareholders – April 25, 2013

Kevin P. Clark and David M. Sherbin or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Delphi Automotive PLC to be held on April 25, 2013 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 12 and 13.

(Items to be voted appear on reverse side.)